CONFIDENTIAL    Exhibit 10.1
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

License Agreement
By and Between
Akebia Therapeutics, inc.,
and
MEDICE Arzneimittel Pütter GmbH & Co. KG
Dated May 24, 2023

CONFIDENTIAL
TABLE OF CONTENTS

Schedules
Schedule 1.8 – List of Akebia Patent Rights
Schedule 12.2 – Exceptions to Akebia Warranties
- i -

CONFIDENTIAL
License Agreement
This License Agreement (this “Agreement”) is made and entered into as of May 24, 2023 (the “Effective Date”) between Akebia Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and MEDICE Arzneimittel Pütter GmbH & Co. KG, (“Licensee”), a limited partnership organized under the laws of Germany, with corporate domicile at Kuhloweg 37, 58638 Iserlohn, Germany, registered at local court Iserlohn, HRA 1037, represented by its general partner Medice Verwaltungs-GmbH, a private liability company with identical corporate domicile, registered at local court Iserlohn, HRB 200, represented by Dr. Richard Ammer.
Akebia and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Akebia is the owner of, or otherwise controls, the Akebia Technology and the Licensed Product in the Territory;
WHEREAS, Licensee (itself and through its Affiliates) has expertise in the commercialization of biopharmaceutical products and has regulatory and commercial capabilities in the Territory, and is interested in obtaining an exclusive license to Commercialize the Licensed Product in the Territory;
WHEREAS, Akebia received Regulatory Approval from the EMA for the Licensed Product in the Territory on April 24, 2023; and
WHEREAS, Akebia wishes to grant Licensee an exclusive license to Commercialize the Licensed Product in the Territory as set forth in this Agreement.
NOW THEREFORE, the Parties agree as follows:
Article I
DEFINITIONS
1.1“AAA” has the meaning set forth in Section 16.2.3 (Arbitration Procedure).
1.2“Accounting Standards” means either (a) German GAAP (HGB), or (b) U.S. GAAP.
1.3“Affiliate” means, with respect to a Party, any corporation, or other business entity controlled by, controlling, or under common control with such Party, with “control” meaning (a) direct or indirect beneficial ownership of at least 50% of the voting stock or other ownership interest of, or at least a 50% interest in the income of, the applicable entity, or (b) the possession, directly or indirectly, of the power to direct the management or policies of the applicable entity, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise. Notwithstanding the foregoing, “Affiliates” will not include, with respect to an entity, bona fide venture capital investors in such entity or bona fide institutional investors in such entity, which institutional investors routinely make venture capital investments for the potential financial return on such investments and not with any view to acquisition or for other strategic purpose, or Affiliates of such venture capital or institutional investors.
1.4“Akebia Housemarks” means (a) the corporate logo of Akebia, (b) the trademarks “AKEBIA,” (c) any other trademark, trade name, or service mark (whether registered or unregistered) containing the word “Akebia,” (d) any trademark, trade name, or service mark (whether registered or unregistered) used as the name of any clinical trial for the Licensed Product, (e) any other corporate logo or trademark of Akebia used by Akebia to identify Akebia or its Affiliates, (f) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (g) all goodwill associated with any and all of the foregoing in clauses (a) through (f).
1.5“Akebia Improvement” means any Improvement that is made during the Term in the course of performance of activities undertaken by Akebia pursuant to this Agreement or pursuant to the license grants in Section 2.3 (Grant of Licenses to Akebia), solely by one or more Representatives of Akebia.
1.6“Akebia Indemnitees” has the meaning set forth in Section 14.2 (Indemnification by Licensee).
1.7“Akebia Know-How” means all Know-How (excluding Joint Know-How but including any Akebia Improvements) that (a) is Controlled as of the Effective Date or during the Term by Akebia or any of its Affiliates; and (b) is necessary for the Development (solely as set forth in this Agreement), Packaging, or Commercialization of the Licensed Product in the Field in the Territory.
1.8“Akebia Patent Rights” means all Patent Rights (excluding Joint Patent Rights, but including patent rights that cover Akebia Improvements) that (a) are Controlled as of the Effective Date or during the Term by Akebia or any of its Affiliates in the Territory, and (b) are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue) for the Territory-Specific Development, Packaging, or Commercialization of the Licensed Product in the Field in the Territory. All Akebia Patent Rights as of the Effective Date are set forth on Schedule 1.8.
1.9“Akebia Technology” means Akebia Know-How, Akebia Patent Rights, and Akebia’s interest in Joint Technology.
1.10“Alliance Manager” has the meaning set forth in Section 3.3 (Alliance Managers).
1.11“API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance. For the avoidance of doubt, API will include any prodrug form.
1.12“Applicable Law” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule or regulation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including (a) the applicable regulations and guidance of the EMA (and national implementations thereof) that constitute, GMP, GCP, and any regulations or guidances of any applicable Regulatory Authority (and national implementations thereof) concerning healthcare, promotional, or regulatory matters, and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Governmental Authority; (b) data privacy and protection laws and regulations; and (c) all applicable anti-slavery and human trafficking laws, statutes, regulations, and codes in force from time-to-time including the Modern Slavery Act 2015.
1.13“Approved Labeling” means, with respect to the Licensed Product: (a) the Regulatory Authority-approved full prescribing information for the Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for the Licensed Product.
1.14“Arbitration Request” has the meaning set forth in Section 16.2.1 (Arbitration Request).
1.15“Breaching Party” has the meaning set forth in Section 15.2 (Termination for Breach).
1.16“Business Day” means any day (other than a Saturday or Sunday) on which the banks in Cambridge, Massachusetts and Iserlohn, Germany are open for business.

1.17“Commercialization” means, with respect to a product, any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of such product, and interacting with Regulatory Authorities following Regulatory Approval in the applicable country or region for such product, regarding the foregoing, including seeking any required Reimbursement Approval, but excluding activities directed to the Manufacture, (other than Packaging), Medical Affairs, and Development of such product. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.
1.18“Commercialization Plan” means a rolling [**] plan for the Commercialization of the Licensed Product in the Territory that is prepared, updated, and amended by Licensee in accordance with Section 7.2.2 (Commercialization Plan).
1.19“Commercially Reasonable Efforts” means, with respect to the Development, Manufacture, and Commercialization of the Licensed Product by a Party, those efforts and resources, including reasonably necessary personnel, equivalent to the efforts that a biopharmaceutical company that is comparable to such Party would typically devote to a product of similar market potential, profit potential, and strategic value to the Licensed Product.
1.20“[**]” has the meaning set forth in Section [**].
1.21“Competing Product” means any HIF Product other than the Licensed Product that is approved by an applicable Regulatory Authority.
1.22“Confidential Disclosure Agreement” has the meaning set forth in Section 17.5 (Entire Agreement; Amendment).
1.23“Confidential Information” means (a) the terms of this Agreement and (b) all Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other information that may be disclosed by one Party to the other Party pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidential Disclosure Agreement), regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form.
1.24“Controlled” means, with respect to a Party or its Affiliate, any Know-How, Patent Right, or other intellectual property right that such Party or Affiliate, as the case may be, owns or has a license to and has the ability to grant to the other Party a license or sublicense to, or a right of access with respect to, such Know-How, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangements with any Third Party or incurring any additional payment obligations to a Third Party other than payment obligations incurred under licenses taken pursuant to Section 10.8.3 (Responsibility for Third Party Licenses). Notwithstanding the foregoing, no Patent Right, Know-How, or other intellectual property right will be “Controlled” by either Party hereunder if such Patent Right, Know-How, or other intellectual property right is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Party being acquired by such Third Party, whether by merger, stock purchase, or purchase of assets; provided that prior to the date of such transaction, neither such Party nor any of its Affiliates had any rights to any such Patent Right, Know-How, or other intellectual property right. Notwithstanding the foregoing, any such Patent Right, Know-How, or other intellectual property right that is owned or in-licensed by such an acquiring Third Party and that is necessary for or used following the date of such transaction by such Third Party or acquired Party in connection with the Development, Manufacture, or Commercialization of the Licensed Product will be “Controlled” by such Third Party (as an Affiliate) or acquired Party for purposes of this Agreement.
1.25“Cost of Goods Sold” or “COGS” (a) with respect to the Licensed Product in API form or Tablet Formulation (in bulk form) that is Manufactured and supplied by any Third Party, the total actual prices paid by Akebia to all such Third Party(ies) for released batches of such Licensed Product., together with all reasonably allocated indirect costs and overhead applicable to managing its supply of Licensed Product and such Third Party suppliers (including internal FTE costs associated therewith); and (b) to the extent any Licensed Product in API form or Tablet Formulation (in bulk form) is Manufactured and supplied by Akebia or its Affiliates, the fully-burdened cost of all direct materials and labor and fully-allocated Manufacturing overhead directly attributable to the Manufacture, storage, packaging, and shipping of such Licensed Product, calculated in accordance with the Accounting Standards applicable to Akebia or its Affiliates, including all Licensed Product testing and yield loss costs, quality control, quality assurance, or other testing of such Licensed Product, together with all reasonably allocated indirect costs and overhead applicable to the Manufacturing of such Licensed Product (including internal FTE costs associated with supply thereof), or technical operations functions, less costs of goods returned in accordance with Akebia’s or its Affiliates’ or suppliers’ return policy. The Parties acknowledge that Akebia has provided the current calculation of COGS for the Licensed Product as of the Effective Date on a cost-per-pill basis to Licensee under separate cover.
1.26“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of the subject matter falls, or with respect to pending applications, would fall, within the scope of a claim in such Patent Right.
1.27“Debarred/Excluded” has the meaning set forth in Section 12.1.6 (Mutual Representations and Warranties).
1.28“Development” means all internal and external research, development, and regulatory activities for a product (other than Reimbursement Approval). This includes (a) research, non-clinical testing, toxicology, route of synthesis, non-clinical activities, formulation, and clinical studies of the product, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials and to obtain or maintain Regulatory Approval of the product, but excluding activities directed to the Manufacture, Medical Affairs, and Commercialization of such product. Development will include development and regulatory activities for additional forms, formulations, or indications for the product after Regulatory Approval of the product, including clinical trials initiated following receipt of Regulatory Approval or any clinical trial to be conducted after a Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any country in the Territory to maintain Regulatory Approval for the product in such country). “Develop,” “Developing,” and “Developed” will be construed accordingly.
1.29“Disclosing Party” has the meaning set forth in Section 13.1.1 (Duty of Confidence).
1.30“EMA” means the European Medicines Agency or any successor agency thereto.
1.31“E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time; provided that, for the purposes of this Agreement, the term “European Union” will be deemed to include the United Kingdom regardless of whether it is a member of the European Union at the applicable time.
1.32“Euro” or “€” means the official currency of the European Union used by the Euro area countries, or Eurozone.
1.33“European Economic Area” means the E.U., Iceland, Lichtenstein, and Norway.
1.34“Executive Officer” means the chief executive officer of a Party or any of its Affiliates or his or her designee.
1.35“Exploit” means to Develop, Commercialize, perform Medical Affairs, Manufacture, and otherwise exploit. When used as a verb, “Exploit” and “Exploiting” means to engage in Exploitation and “Exploited” has a corresponding meaning.

1.36“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.37“Field” means the treatment of anemia in patients with chronic kidney disease.
1.38“Finished Form” means the Licensed Product in the Tablet Formulation in finished form and with all applicable Packaging and Labeling.
1.39“First Commercial Sale” means, for the Licensed Product in a country in the Territory, the date on which Licensee or its Affiliate or Sublicensee first sells the Licensed Product to a Third Party (other than to any Sublicensee or to an affiliate of any Sublicensee) for monetary consideration.
1.40“Force Majeure” has the meaning set forth in Section 17.3 (Force Majeure).
1.41“Generic Product” means, on a country-by-country basis in a particular country in the Territory, any pharmaceutical product sold by a Third Party (other than a sublicensee of Licensee or its Affiliates, sublicensees, distributors, or a person who has purchased such product in a chain of distribution including Licensee or any of its Affiliates, sublicensees, or distributors) in such country that: (a) contains the same API as the Licensed Product in the same dosage form and formulation (e.g., oral, injectable, or intranasal) as the Licensed Product, and (b) if applicable, is categorized by the applicable Regulatory Authority in such country to be therapeutically equivalent to, or interchangeable with, the Licensed Product, such that the pharmaceutical product may be substituted for the Licensed Product at the point of dispensing without any intervention by the prescribing physician in such country.
1.42“Global Mark” means any Marks selected by Akebia for marketing the Licensed Product outside of the Territory in the Field, and all trademark registrations and applications therefor, and all goodwill associated therewith. Global Marks exclude all Local Marks.
1.43“Global Trade Control Laws” means the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, E.U. Council Regulations on export controls, including Nos. 428/2009, 267/2012, other E.U. Council sanctions regulations, as implemented in the E.U. member states, United Nations sanctions policies, and all relevant regulations made under any of the foregoing.
1.44“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.
1.45“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.
1.46“Government Official” means any official, officer, employee, or representative of: (a) any federal, state, provincial, administrative division, county, or municipal government or any department or agency thereof; (b) any public international organization or any department or agency thereof; or (c) any company or other entity owned or controlled by any government or Governmental Authority.
1.47“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or Regulatory Authority, commission, department, board, bureau or body, or other government authority or instrumentality or any person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other. For clarity, Governmental Authorities include all Regulatory Authorities.
1.48“HIF Product” means any product or product candidate that is a hypoxia-inducible factor prolyl-hydroxylase inhibitor for the treatment of anemia related to chronic kidney disease. For the avoidance of doubt, “HIF Product” includes roxadustat, molidustat, daprodustat, and the Licensed Product.
1.49“Housemarks” means the Akebia Housemarks and the Licensee Housemarks.
1.50“Improvement” means any Invention developed or invented by one or more employees of a Party or any Affiliate of a Party, or persons contractually required to assign or license such Invention (or Patent Rights Covering such Invention) to such Party or any Affiliate of such Party, including all subcontractors and sublicensees hereunder (such Party’s “Representatives”), whether alone or jointly with Representatives of the other Party, in the performance of activities under this Agreement.
1.51“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the U.S. (such as an application for a Clinical Trial Authorization in the E.U.).
1.52“Indemnified Party” has the meaning set forth in Section 14.3 (Indemnification Procedure).
1.53“Indemnifying Party” has the meaning set forth in Section 14.3 (Indemnification Procedure).
1.54“Infringement Claim” has the meaning set forth in Section 10.8.1 (Infringement Claim).
1.55“Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice (whether or not patentable).
1.56“Joint Know-How” means any Improvement that is made during the Term in the performance of any activities under this Agreement (including under the licenses granted hereunder) jointly by at least one Representative of Akebia and at least one Representative of Licensee.
1.57“Joint Patent Rights” means all Patent Rights that Cover the Joint Know-How.
1.58“Joint Technology” means Joint Know-How and Joint Patent Rights.
1.59“JSC” has the meaning set forth in Section 3.1.1 (Formation and Purpose of the JSC).
1.60“Know-How” means Inventions, discoveries, trade secrets, information, experience, data, formulas, procedures, technology, and results (whether or not patentable), including practices, knowledge, know-how, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, control assays, product specifications, analytical and quality control data and marketing, pricing and distribution cost, and sales data or descriptions.
1.61“Knowledge” means the actual knowledge, without any inquiry, investigation, or obligation to conduct any freedom to operate analysis, of senior management as of the Effective Date, without any inquiry or investigation. For this purpose, “senior management” means any person holding a C-level position (e.g., chief executive officer or chief financial officer) and employed by a Party.
1.62“Launch Countries” has the meaning set forth in Section 7.2 (Launch Sequence and Commercialization Plan).
1.63“Launch Sequence” has the meaning set forth in Section 7.2 (Launch Sequence and Commercialization Plan).

1.64“Licensed Product” means that certain product referred to as VAFSEO™ or vadadustat in its current tablet formulation in 150 mg, 300 mg and 450 mg dosage strengths, and any future formulation of vadadustat for pediatric use.
1.65“Licensee Housemarks” means (a) the corporate logo of Licensee or any of its Affiliates, (b) the trademark “Medice” and/or “Medice – the Health Family,” (c) any other trademark, trade name, or service mark (whether registered or unregistered) containing the word “Medice,” and (d) any other corporate logo or trademark used by Licensee to identify Licensee or its Affiliates, (e) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (f) all goodwill associated with any and all of the foregoing in clauses (a) through (e).
1.66“Licensee Improvement” means any Improvement that is made during the Term in the course of performance of activities under this Agreement, solely by one or more Representatives of Licensee.
1.67“Licensee Improvement Patent Right” means any Patent Right Controlled by Licensee or any of its Affiliates during the Term that Covers a Licensee Improvement.
1.68“Licensee Indemnitees” has the meaning set forth in Section 14.1 (Indemnification by Akebia).
1.69“Licensee Know-How” means all Know-How (excluding Joint Know-How) that is (a) Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates, and (b) (i) disclosed to Akebia or any of its Affiliates pursuant to this Agreement, or (ii) necessary for the Exploitation of the Licensed Product, including all Licensee Improvements.
1.70“Licensee Patent Rights” means all Patent Rights (excluding Joint Patent Rights) that (a) are Controlled as of the Effective Date or during the Term by Licensee or any of its Affiliates in the Territory, and (b) (i) include one or more claims that Cover any Licensee Know-How or the Licensed Product or the Exploitation thereof, or (ii) are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue as patents) for the Exploitation of the Licensed Product. Licensee Patent Rights include any and all Licensee Improvement Patent Rights.
1.71“Licensee Technology” means Licensee Know-How, Licensee Patent Rights, and Licensee’s interest in Joint Technology.
1.72“Limited Recall” means a recall or retrieval of the Licensed Product on grounds of product quality or manufacturing defect or public health or safety that is limited as to lots or batches of the Licensed Product.
1.73“Local Marks” has the meaning set forth in Section 7.8.1 (Brand Name in the Territory).
1.74“Local Medical Affairs Plan” has the meaning set forth in Section 6.2 (Medical Affairs Activities).
1.75“Losses” has the meaning set forth in Section 14.1 (Indemnification by Akebia).
1.76“MAA” means (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure to gain approval to market a pharmaceutical or diagnostic product in the E.U., or (ii) a Regulatory Authority in any E.U. country if the centralized EMA filing procedure is not used to gain approval to market a pharmaceutical or diagnostic product in the E.U., or (b) any other equivalent or related Regulatory Submissions filed in support of approval to market a pharmaceutical or diagnostic product in any country outside the E.U., and, in each case ((a) and (b)), including any amendments thereto, and supplemental applications, but excluding Reimbursement Approval applications.

1.77“Manufacture” or “Manufacturing” means with respect to a product, to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store such product or any component thereof, but excluding activities directed to the Development, Medical Affairs, and Commercialization of such product. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing such product or any component thereof.
1.78“Mark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.
1.79“Medical Affairs” means activities conducted by Licensee’s medical affairs department, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations, to the extent related to medical affairs. For clarity, this definition of “Medical Affairs” does not include other activities that involve the promotion, marketing, sale, or other Commercialization of a product and are not conducted by Licensee’s medical affairs department, and in all cases is exclusive of activities directed to the Development, Manufacture, and Commercialization of such product.
1.80“Milestone Payment” has the meaning set forth in Section 9.2 (Milestone Payments).
1.81“National Reimbursement Authorities” means the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the United Kingdom, the Institute for Quality and Efficiency in Healthcare in Germany, the Technical Scientific Commission in Italy, the Directorate of Pharmacy and Healthcare Products in Spain, the National Union of Health Insurance Funds and the National Authority of Health in France, and any other Governmental Authority in the Territory with the authority to control, approve, recommend, or otherwise determine pricing and reimbursement of pharmaceutical products in such country.
1.82“Net Product Margin” means the Net Sales of the Licensed Product less the Supply Price paid by Licensee for the same Licensed Product within a particular period of time.
1.83“Net Sales” with respect to any Licensed Product means the gross sales (i.e., gross invoice prices) billed by Licensee or its Affiliates, as applicable, or their respective sublicensees to Third Party customers (including Distributors) on all sales of the Licensed Product in the Territory and exclusive of intercompany transfer or sales, less the following deductions from such gross sales:
1.83.1Actual credited allowances to such Third Party customers for spoiled, damaged, outdated, recalled, or returned Licensed Product and for retroactive price reductions or billing corrections;
1.83.2The amounts of trade, cash discounts and mandatory and voluntary rebates including, but not limited to, insurance, hospitals, pharmacies, dialysis centers, and procurement centers, to the extent such discounts and rebates were not deducted by Licensee or Akebia, as applicable, or their respective Sublicensees at the time of invoice in order to arrive at the gross invoice prices;
1.83.3all transportation, handling charges and freight insurance, sales taxes, excise taxes, use taxes, import/export duties paid or distribution fees paid to Third Parties; ;
1.83.4invoiced amounts from a prior period that have not been collected and have been written off by Akebia or Licensee or its Sublicensee (as applicable), including bad debts, to the extent such amounts have not been previously deducted and do not exceed, in the aggregate, [**]% of Net Sales in the applicable period; provided that any such amounts that are written off will be added back in a subsequent period to the extent later collected; and
1.83.5all other reasonable and customary allowances and adjustments whether during the specific royalty period or not.
Subject to the above, Net Sales will be determined in accordance with the applicable Accounting Standards, consistently applied.
If Licensee or a Sublicensee receives [**] for the Licensed Product sold to a Third Party, then the Net Sales amount for such Licensed Product will be [**].
With respect to [**] of the Licensed Product, “Net Sales” will [**]; provided that, upon [**] will be [**].
1.84“Non-Breaching Party” has the meaning set forth in Section 15.2 (Termination for Breach).
1.85“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.
1.86“Other Covered Party” means any political party or party official, or any candidate for political office.
1.87“Packaging” or “Package” has the meaning set forth in Section 8.1 (Supply and Purchase Obligations).
1.88“Packaging and Labeling” means primary, secondary, or tertiary packaging and labeling of the Licensed Product (in its commercial packaging presentation) for sale or use in the Territory, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying the Licensed Product and any brand security or anti-counterfeiting measures included in the packaging elements for the Licensed Product considered to be part of the finished packaged Licensed Product, and all testing and release thereof.
1.89“Patent Challenge” has the meaning set forth in Section 15.4 (Termination by Akebia Upon Patent Right Challenge).
1.90“Patent Rights” means (a) all patents and patent applications in any country or jurisdiction, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
1.91“Pharmacovigilance Agreement” means an agreement regarding receipt, investigation, and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Product in the Territory.
1.92“Privacy Laws” means all Applicable Laws with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination, or other use of personal data.
1.93“Product Marks” means any Mark (whether registered or unregistered) selected in accordance with Section 7.8.1 (Brand Name in the Territory) for use on, with, or to refer to the Licensed Product (other than Akebia Housemarks and Licensee Housemarks), including the brand name “VAFSEO™”, or used with patient support or other information or services or Product Materials associated with the Licensed Product in the Territory during the Term (including all Global Marks and Local Marks), and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.
1.94“Product Materials” means any and all promotional materials, training materials, medical education materials, Packaging and Labeling, and all other literature or other information related to the Licensed Product.
1.95“Product Withdrawal” means removal of the Licensed Product from the market in any country in the Territory on the grounds of public health or safety that results in discontinuation of all or substantially all distribution of the Licensed Product in such country in the Territory. Product Withdrawal does not include a Limited Recall.
1.96“Professional Requirements” means (a) the codes and standards of the European Accreditation Council for Continuing Medical Education (EACCME) and the European Federation of Pharmaceutical Industries and Associations (EFPIA), (b) the codes of the Prescription Medicines Code of Practice Authority (PMCPA) and the Association of the British Pharmaceutical Industry (ABPI), and (c) all other accepted national and international pharmaceutical industry codes of practice in and for the relevant countries in the Territory, as any of the foregoing may be amended from time-to-time.
1.97“Quality Agreement” has the meaning set forth in Section 8.3 (Quality Agreement).
1.98“Quarterly Report” has the meaning set forth in Section 9.3.4(b) (Quarterly Report).
1.99“Recall Decision-Makers” has the meaning set forth in Section 11.4.3 (Voluntary Withdrawal or Recall in the Territory).
1.100“Receiving Party” has the meaning set forth in Section 13.1.1 (Duty of Confidence).
1.101“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any MAA approval or other approval, product or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial sale of the Licensed Product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.
1.102“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the E.U., the EMA and any other applicable Governmental Authority in the countries in the E.U. having jurisdiction over the Licensed Product, and (b) in other countries, other analogous Governmental Authorities having jurisdiction over the Licensed Product.
1.103“Regulatory Submissions” means all applications, filings, dossiers, and other documents submitted to a Regulatory Authority in support of Development of the Licensed Product in the Territory, including for the purpose of obtaining Regulatory Approval from that Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other Regulatory Approval applications and their equivalents in the Territory.
1.104“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products that the Licensed Product will be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory.
1.105“Representatives” has the meaning set forth in Section 1.50 (Improvement).

1.106“Restricted Party” means any individual or entity on one or more of the Restricted Party Lists.
1.107“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the entities subject to restrictive measures and the consolidated list of Persons, Groups, and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy.
1.108“Royalty Payment” has the meaning set forth in Section 9.3.1 (Royalty Amounts).
1.109“Royalty Term” means, on a country-by-country basis, for the Licensed Product in a country in the Territory, the period during the Term continuing until the latest to occur of (a) the date of expiration of the last-to-expire Valid Claim of any Akebia Patent Right, Licensee Improvement Patent Right, or Joint Patent Right that Covers the Licensed Product in such country in the Territory, (b) the date of expiration of data or regulatory exclusivity for the Licensed Product in such country in the Territory, and (c) the date that is 12 years from First Commercial Sale of the Licensed Product in such country in the Territory.
1.110“Safety Data” has the meaning set forth in Section 11.2 (Pharmacovigilance Agreement).
1.111“Study Data” means all research data and reports, clinical and non-clinical data, and chemistry, manufacturing, and controls data.
1.112“Supply Agreement” has the meaning set forth in Section 8.2 (Supply Agreement). “Supply Price” has the meaning set forth in Section 8.2 (Supply Agreement).
1.113“Tablet Formulation” means the Licensed Product in the solid, oral tablet form. For clarity, the Tablet Formulation excludes alternative tablet forms such as orally-disintegrating, sustained-release, or sublingual.
1.114“Term” has the meaning set forth in Section 15.1 (Term).
1.115“Territory” means the European Economic Area, the United Kingdom, Switzerland and Australia.
1.116“Territory-Specific Development” means Development activities for the Licensed Product that are necessary in order to obtain, maintain, expand, or support Regulatory Approval for the Licensed Product from the EMA or any other Regulatory Authority in the Territory, as approved by the JSC.
1.117“Third Party” means any person or entity other than a Party or its Affiliates.
1.118“Transferred Regulatory Filings” has the meaning set forth in Section 5.1 (Transfer of Regulatory Filings)
1.119“U.S.” means the United States of America (including all possessions and territories thereof, including Puerto Rico).
1.120“U.S. Dollars” or “$” means the legal tender of the U.S.
1.121“Valid Claim” means (a) a claim in any issued and unexpired Patent Right, which claim has not lapsed, been cancelled or revoked, become abandoned, or been held invalid or unenforceable by a non-appealed or un-appealable decision of a court or government agency or other appropriate body of competent jurisdiction and has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise, or has not been made unenforceable due to failure to pay maintenance fees, or (b) a pending claim of a pending patent application that has not been (i) abandoned or finally rejected without the possibility of appeal or refiling or (ii) pending for more than [**] from the date of the first substantive office action on such pending patent application. A pending claim that ceases to be a Valid Claim due to the foregoing time limit will, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clause (a) of this definition.
Article II
LICENSES
2.1    Grant of Licenses to Licensee. Subject to the terms and conditions of this Agreement (including Section 2.7 (No Other Rights and Retained Rights)), Akebia hereby grants to Licensee and its Affiliates an exclusive, royalty-bearing license, with the right to grant sublicenses only as provided in Section 2.2 (Rights of Licensee to Grant Sublicenses), under the Akebia Technology to Develop (solely in accordance with Article IV (Development)), Manufacture (solely in accordance with Article VIII (Manufacturing and Supply)), and Commercialize (including to import, export, distribute, offer for sale, and sell), the Licensed Product in the Field in the Territory during the Term. The license granted to Licensee by Akebia in this Section 2.1 (Grant of Licenses to Licensee) for the Commercialization of the Licensed Product shall be exclusive even as to Akebia. The license granted by Akebia in this Section 2.1 (Grant of Licenses to Licensee) for the Development and Manufacture of the Licensed Product shall be co-exclusive with Akebia.
2.2    Rights of Licensee to Grant Sublicenses. Subject to the terms and conditions of this Agreement, upon Akebia’s written consent, not to be unreasonably withheld, Licensee will have the right grant one or more sublicenses of the rights granted to Licensee under this Agreement to Third Parties to Develop (solely in accordance with Article IV (Development)), Commercialize, or Manufacture the Licensed Product in the Field in the Territory during the Term. For the avoidance of doubt, Akebia’s consent may be conditioned on the review and approval of the principal terms of the sublicense. Promptly after Licensee enters into negotiations for the grant of a sublicense of any of the rights granted to Licensee under this Agreement, Licensee will provide written notification to Akebia identifying Licensee’s intention to negotiate such sublicense, the proposed scope of the sublicense, the purpose of such sublicense, and the identity of the Third Party to whom Licensee intends to grant such sublicense. Any and all sublicenses will be in writing and will be subject to the following requirements, and any sublicense granted hereunder that is inconsistent with this Section 2.2 (Rights of Licensee to Grant Sublicenses) will be null and void. Each sublicensee will hold its rights contingent on the rights licensed to Licensee under the terms of this Agreement and each sublicense will (a) require each sublicensee and Affiliate to comply with the terms and conditions of this Agreement (including the royalty reporting obligations set forth under Section 4.2 (Territory-Specific Development Reports), Section 9.3.4 (Royalty Payments and Reports), and the record keeping and audit requirements set forth under Section 9.4 (Accounting; Audit)), (b) include Akebia as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense, (c) preclude the granting of further sublicenses, and (d) include an assignment back to Licensee of all intellectual property rights made or generated by the sublicensee in the performance of activities under the applicable sublicense agreement. Any loss by Licensee of its rights under this Agreement due to an early termination of this Agreement pursuant to Article XV (Term and Termination) will cause the permitted sublicensees to automatically lose the same rights under any sublicense. In no event will any sublicense relieve Licensee of any of its obligations under this Agreement, and Licensee will remain responsible and liable for the performance of all sublicensees under their sublicensed rights to the same extent as if such activities were conducted by Licensee and any breach of this Agreement by a sublicensee will be deemed a breach by Licensee hereunder. Licensee will furnish to Akebia a true and complete copy of each agreement with a sublicensee and each amendment thereto no later than [**] after the execution of such sublicense or amendment.
2.3    Grant of Licenses to Akebia. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Akebia an exclusive (even as to Licensee, except to exercise its rights or perform its obligations under this Agreement) royalty-free, fully paid-up, perpetual, irrevocable license

(with the right to grant sublicenses through multiple tiers, subject to Section 2.4 (Rights of Akebia to Grant Sublicenses)) under the Licensee Technology to Exploit the Licensed Product and any other product controlled by Akebia containing the same API as the Licensed Product.
2.4    Rights of Akebia to Grant Sublicenses. Akebia will have the right to grant one or more sublicenses under the licenses granted to Akebia under Section 2.3 (Grant of Licenses to Akebia) through multiple tiers without Licensee’s consent. All sublicensees will hold their rights contingent on Akebia’s rights under this Agreement.
2.5    Responsibility for Sublicensees. Each Party agrees that it will be fully responsible and liable for any breach of the terms of this Agreement by any of its sublicensees to the same extent as if such Party itself has committed any such breach.
2.6    Subcontracting. Subject to the restrictions on granting sublicenses set forth in Section 2.2 (Right of Licensee to Grant Sublicensee), which would apply to the engagement of any subcontractor that requires a sublicense, each Party may engage a Third Party subcontractor to perform services in connection with the performance of its obligations and exercise of its rights under this Agreement; provided that (a) no such permitted subcontractor will be Debarred/Excluded, (b) no such permitted subcontracting will relieve the subcontracting Party of its obligations under this Agreement or any liability hereunder, and (c) the agreement pursuant to which Licensee engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain obligations of confidentiality and non-use no less stringent than the confidentiality terms of this Agreement, and (iii) contain terms that are consistent with the intellectual property provisions set forth in this Agreement.
2.7    No Other Rights and Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Akebia Technology or Licensee Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Licensee will not practice the Akebia Technology other than as expressly licensed and permitted under this Agreement. Any rights not expressly granted to Licensee by Akebia under this Agreement are hereby retained by Akebia. For clarity, Akebia retains (on behalf of itself and its licensees) the right to Develop, Manufacture, and have Manufactured the Licensed Product inside the Territory (a) to perform its obligations and exercise its rights under this Agreement, and (b) for the purpose of obtaining and maintaining Regulatory Approval and Commercializing the Licensed Product (i) outside of the Territory and (ii) outside of the Field, inside the Territory.
Article III
GOVERNANCE
3.1    Joint Steering Committee.
3.1.1    Formation and Purpose of the JSC. The Joint Steering Committee (“JSC”) will coordinate, oversee and monitor the Parties’ activities hereunder in accordance with this Section 3.1 (Joint Steering Committee). The JSC will have the responsibilities set forth herein. The JSC may establish a charter that will include details regarding the operation of the JSC consistent with this Article III (Governance). The JSC will dissolve upon the expiration of the Term.
3.1.2    Membership. Each Party will designate up to [**] representatives with appropriate knowledge and expertise to serve as members of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Licensee will designate one of its JSC members to serve as chairperson. The chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing, and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [**] thereafter. Such minutes will not be finalized until all JSC members have had an adequate opportunity to review and confirm the accuracy of such minutes.

3.1.3    Meetings. The JSC will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than [**], unless otherwise agreed by the Parties. Meetings of the JSC may be held in person, by audio or by video teleconference with the consent of each Party. The Alliance Manager of each Party will attend each meeting of the JSC as a non-voting participant. Each Party will be responsible for all of its own expenses of participating in any JSC meeting.
3.1.4    Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:
(a)manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;
(b)[**] whether to approve any Territory-Specific Development;
(c)[**] any Development to be performed by Akebia in the Territory;
(d)[**] the plans of the Parties regarding planned publication in the Territory of Study Data or other clinical or non-clinical results relating to the Licensed Product;
(e)[**] the Local Medical Affairs Plan and updates thereto, and provide updates on Licensee’s Medical Affairs activities, as described in Article VI (Medical Affairs);
(f)[**] the Commercialization activities for the Licensed Product, as described in Article XII (Commercialization);
(g)attempt to resolve any other disputes or disagreements; and
(h)perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.
3.2    Decision-Making and Committee Dispute Resolution.
3.2.1    Voting; Consensus. With respect to decisions of the JSC, the representatives of each Party will have collectively one vote on behalf of such Party. For each meeting of the JSC, at least [**] representatives of each Party will constitute a quorum. Action on any matter may be taken at a meeting by teleconference, videoconference, or by written agreement. The JSC will attempt to resolve any and all disputes before it for decision by consensus.
3.2.2    Escalation to Executive Officers. If the JSC is unable to reach consensus with respect to a dispute for a period in excess of [**], then the dispute will be submitted to the Executive Officers of the Parties, or their designees (any such designee to be a senior member of the designating Executive Officer’s management team), for resolution in accordance with Section 16.1 (Executive Officers; Disputes).
3.2.3    Final Decision-Making Authority. If the Executive Officers of the Parties are not able to agree on the resolution of any issue referred to them pursuant to Section 3.2.2 (Escalation to Executive Officers) within [**] after such issue has been referred to them, then the matter will be decided as follows: (a) any dispute relating to (i) [**], (ii) [**], and (iii) [**], in each case ((i) - (iii)), will be determined by the Executive Officer of [**]; (b) any dispute relating to (i) [**], (ii) [**], (iii) [**], or (iv) [**], in each case ((i) - (iv)), will be determined by the Executive Officer of [**]; and (c) neither Party will have final decision-making authority with respect to any other dispute and the status quo will persist (or, if applicable, no decision will be implemented) with respect to such matter unless and until the Parties reach agreement thereon.

3.3    Alliance Managers. Each of the Parties will appoint a single individual to manage Development and Commercialization obligations between the Parties (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend all JSC meetings and will support the co-chairpersons of the JSC in the discharge of his or her responsibilities. Alliance Managers will be non-voting participants in all JSC meetings. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party.
Article IV
DEVELOPMENT
4.1    Territory-Specific Development. Subject to this Section 4.1 (Territory-Specific Development), Licensee will be responsible for all Territory-Specific Development at its cost and expense. Except as may otherwise be permitted under this Agreement, Licensee will solely conduct Territory-Specific Development of the Licensed Product that has been reviewed, discussed, and approved by the JSC, in each case and will not conduct any other Development activities with the Licensed Product.
4.1.1    Post-Marketing Studies. Notwithstanding the foregoing, Licensee may request that Akebia perform certain post-marketing clinical studies recommended by EMA, excluding any pediatric studies, and Akebia may agree to do so at its sole discretion. In the event Akebia agrees to perform such post-marketing studies, Licensee shall reimburse Akebia for any and all costs incurred by Akebia in conducting such Development.
4.1.2    Pediatric Studies.
(a)During the [**] of the Term of this Agreement, Akebia shall have the right, but not the obligation, to elect to conduct a global pediatric clinical program for the Licensed Product to support Regulatory Approval in the United States as well as in the Territory, which would be in lieu of pediatric clinical studies solely to support Regulatory Approval in the Territory. If Akebia elects to exercise this option, then Licensee shall reimburse Akebia [**]% of any and all costs incurred by Akebia in conducting such Development, up to a limit of no more than $[**].
(b)In the event Akebia does not elect to exercise the option set forth in Section 4.1.2(a) above, then Licensee shall be responsible for conducting any pediatric clinical studies of the Licensed Product required by EMA as of the Effective Date in a manner consistent with the Pediatric Investigation Plan approved by EMA as of the Effective Date. In this instance, Licensee shall be responsible for [**]% of any and all costs incurred in conducting such Development.
4.2    Territory-Specific Development Reports. At each meeting of the JSC, Licensee will provide Akebia with a written update of the Territory-Specific Development activities executed in each country in the Territory during the period since the last JSC meeting, if any, including the status of each pending and proposed Regulatory Submission for the Licensed Product in such countries and all data and information generated in the performance of Territory-Specific Development. In addition, Licensee will provide prompt written notice to Akebia, through the JSC or Alliance Managers, of any significant Territory-Specific Development events in the Territory (e.g., clinical trial initiation or completion, clinical holds, Regulatory Submissions for the Licensed Product, Regulatory Approvals, or Study Data that Licensee reasonably believes is of interest to Akebia). Licensee will make available to Akebia copies of material documentation related to the Licensed Product, including Study Data, that is necessary or reasonably useful to conduct clinical studies or obtain or maintain Regulatory Approvals of the Licensed Product (a) outside of the Territory and (b) outside of the Field, inside the Territory. Notwithstanding the foregoing, the Parties acknowledge and agree that any information and updates provided pursuant to this Section 4.2 (Territory-Specific Development Reports) will be subject to the rules and regulations set forth by the relevant Regulatory Authorities.

4.3    Non-Dialysis Population Indication Expansion by Akebia. Akebia shall have the right, but not the obligation, to Develop the Licensed Product for the treatment of anemia in adult patients with chronic kidney disease who are not on dialysis in the Territory (the “NDD Indication Expansion”). Development of the Licensed Product for the NDD Indication Expansion shall be reviewed and discussed by the JSC. Upon Regulatory Approval of the NDD Indication Expansion, Licensee shall Commercialize the Licensed Product for use in the non-dialysis population and track (to the extent possible), or estimate using commercially reasonable data sources, Net Sales in the non-dialysis population relative to Net Sales in the dialysis population. Licensee shall pay to Akebia 70% of the Net Product Margin generated by Net Sales of Licensed Product in the non-dialysis patient population (hereinafter, the “NDD Net Product Margin Share”), while the Milestone Payments agreed to in Section 9.2 (Milestone Payments) and the Royalty Payments agreed to in Section 9.3 (Royalties) would only apply to Net Sales generated by Licensee in the dialysis population.
4.3.1    As an alternative to the NDD Net Product Margin Share, Licensee may request a cost-sharing model for the NDD Indication Extension (the “NDD Cost-Sharing Option”) which the Parties shall discuss in good faith.
(a)If Licensee exercises the NDD Cost-Sharing Option prior to the completion of the Phase 3 clinical study pursuing the NDD Indication Extension (hereinafter, the “NDD Phase 3 Study”), then:
(i)If the NDD Phase 3 Study is a global study and meant to support approval of the Licensed Product for the NDD Indication Extension both inside and outside of the Territory (including the United States) then Licensee shall be responsible for (i) [**]% of the total costs of the NDD Phase 3 Study, and (ii) a milestone payment to be paid by Licensee to Akebia upon Regulatory Approval of the Licensed Product for the NDD Indication Extension, in an amount to be negotiated by the Parties in good faith; or
(ii)If the NDD Phase 3 Study is to be conducted solely to enable Regulatory Approval of the Licensed Product for the NDD Indication inside the Territory, then Licensee shall be responsible for (i) [**]% of the total costs of the NDD Phase 3 Study and (ii) a milestone payment to be paid by Licensee to Akebia upon Regulatory Approval of the Licensed Product for the NDD Indication Extension, in an amount to be negotiated by the Parties in good faith.
(b)If Licensee exercises the NDD Cost-Sharing Option after the completion of the NDD Phase 3 Study, then Licensee shall be responsible for (i) a milestone payment to be paid by Licensee to Akebia upon Regulatory Approval of the Licensed Product for the NDD Indication Extension and (ii) potential additional commercial milestones, all to be negotiated by the Parties in good faith.
4.3.2    For clarity, if Licensee requests the NDD Cost Sharing Option, all Net Sales of the Licensed Product will then be used to calculate the commercial milestones and royalties to be paid by Licensee to Akebia pursuant to Article IX (Payments) and the payments set forth above in Section 4.3.1 would replace the NDD Net Product Margin Share due to Akebia by Licensee.
4.4    Right of First Offer for New Indications. Subject to the terms and conditions of this Agreement, in the event Akebia engages in the Development of vadadustat outside of the Field inside the Territory, and Akebia seeks to collaborate with a Third Party on the Development and/or Commercialization of vadadustat for such new indication, Akebia shall first offer to Licensee the opportunity to collaborate with Akebia on such new indication. In such a scenario, the formulation of vadadustat shall be different from the formulation of the Licensed Product unless otherwise agreed by the Parties.

4.5    Standards of Conduct. Licensee will perform, and will ensure that its Affiliates and licensees and permitted sublicensees (as applicable) and subcontractors perform, all Development activities under this Agreement in a good scientific manner, in accordance with GMP and GCP, as applicable, and in compliance with Applicable Law.
4.6    Development Records. Licensee and its Affiliates will maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GCP and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and reflect all Territory-Specific Development work performed and results achieved, in each case, by or on behalf of Licensee and its Affiliates, licensees, or permitted sublicensees (as applicable) under this Agreement.
Article V
REGULATORY AFFAIRS
5.1    Transfer of Regulatory Filings. Following the Effective Date, Akebia will provide to Licensee copies (in electronic format/eCTD) of any Regulatory Submissions with respect to the Licensed Product in the Territory that are Controlled by Akebia or its Affiliates as of the Effective Date. Following the Effective Date, Akebia or its Affiliate will promptly submit applications to the EMA (or an equivalent Regulatory Authority) to transfer the marketing authorization for the Licensed Product in the E.U. to Licensee. For any other Regulatory Submissions for the Licensed Product still under review by Regulatory Authorities in the Territory and not yet granted Regulatory Approval as of the Effective Date, Akebia will submit (via its Affiliate, agent, or designee, as applicable) applications to such Regulatory Authority(ies) to transfer the Regulatory Submissions for the Licensed Product to Licensee promptly upon the Regulatory Approval of the Licensed Product by such Regulatory Authority (all Regulatory Submissions transferred from Akebia to Licensee hereunder hereinafter referred to as the “Transferred Regulatory Filings”). Licensee will be responsible for the applicable fees associated with the application for such transfers. Upon Licensee’s written request, Akebia will execute and deliver, or will cause to be executed and delivered, to Licensee such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Licensee all of Akebia’s rights, title, and interests in and to the Transferred Regulatory Filings, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Licensee) notifying such Regulatory Authority of, or requesting approval from such Regulatory Authority for, the transfer of each MAA and Regulatory Approval included in the Transferred Regulatory Filings and transferred to Licensee pursuant to this Section 5.1 (Transfer of Regulatory Filings). Akebia and its Affiliates and licensees will continue to have a right of reference to the Transferred Regulatory Filings under Section 5.4.2 (Rights Granted to Akebia), and the Know-How included in the Transferred Regulatory Filings will remain Akebia Know-How. For clarity, Akebia’s actions outlined above with respect to the Transferred Regulatory Submissions may be carried out by an Affiliate, agent or designee, as may be applicable.
5.2    Collaboration With Respect to Regulatory Interactions. Upon Licensee’s request, the Parties’ regulatory teams will collaborate with respect to substantive correspondence in support of Regulatory Submissions for the Licensed Product in the Field in the Territory. In addition, Licensee will provide Akebia with (a) copies (in English) of any material written correspondence submitted to or received from the EMA and other Regulatory Authorities in the Territory, and (b) summaries of any material oral communications with the EMA and other Regulatory Authorities in the in the Territory, in each case ((a) and (b)), relating to Regulatory Submissions, Development or Commercialization of the Licensed Product in such country, reasonably promptly after receipt or delivery by Licensee of such correspondence or communication, as the case may be (but in any event, with respect to correspondence or communications with the EMA, no later than [**] after receipt or delivery). In the event that Akebia requests to add comments, changes or edits to any such proposed communications by Licensee with Regulatory Authorities, Licensee will [**].
5.3    Regulatory Meetings. Licensee will provide Akebia with notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product no later than [**]

after receiving notice thereof or in any event with as much advanced notice as is possible prior to such meeting or discussion if Licensee receives notice thereof less than [**] in advance of the applicable meeting or discussion. Licensee will invite representatives of Akebia (at Akebia’s expense) to attend as a participant all meetings relating to Regulatory Submissions and Development of the Licensed Product in the Territory with (a) the EMA and (b) upon Akebia’s request, other Regulatory Authorities in the Territory, in each case ((a) and (b)), to the extent not prohibited by Applicable Law or the applicable Regulatory Authority. Akebia will also have the right to attend any meetings of Licensee to prepare for such meeting or discussion with Regulatory Authorities in the Territory (and Licensee will notify Akebia of all such preparatory meetings sufficiently in advance thereof). If Akebia is unable to or otherwise elects not to attend any meeting or discussion under this Section 5.3 (Regulatory Meetings), then Licensee will provide to Akebia a written summary thereof in English promptly following such meeting or discussion. If either Party requires an interpreter or other translation services in connection with its participation in any such meeting with Regulatory Authorities, then the costs of such translation services will be borne solely by Licensee.
5.4    Rights of Reference; Further Assurances.
5.4.1    Rights Granted to Licensee. Akebia will provide access to a complete electronic copy of all relevant Regulatory Submissions Controlled by Akebia that, in Akebia’s reasonable judgment, are necessary to Licensee in support of Licensee’s preparation and filing of any Regulatory Submissions with respect to the Licensed Product in the Field in the Territory in accordance with this Agreement. Licensee and its Affiliates and permitted sublicensees will be entitled at no cost to access, use, and reference the Regulatory Submissions and Study Data Controlled by Akebia for the Development and Commercialization of the Licensed Product in the Field in the Territory. In furtherance of the foregoing, and subject to the rules of the relevant Regulatory Authority and the terms and conditions of this Agreement, Akebia hereby grants to Licensee a right of reference to any Regulatory Approval Controlled by Akebia during the Term relating to the Licensed Product (including the right to rely upon, access, inspect, copy, and otherwise use all information and data included in or used to support any such Regulatory Approval), solely for Licensee’s or its Affiliates’ or its permitted sublicensees’ use in the Territory-Specific Development and Commercialization of the Licensed Product in the Field in the Territory during the Term in accordance with this Agreement. All Regulatory Submissions and Study Data will be considered Confidential Information of Akebia pursuant to Article XIII (Confidentiality).
5.4.2    Rights Granted to Akebia. In support of Akebia’s Exploitation of the Licensed Product, Licensee will provide access to a complete electronic copy of all relevant Regulatory Submissions that are necessary or reasonably useful to Akebia in preparing its own IND, MAA, or other Regulatory Submissions for the Licensed Product for use (a) outside of the Territory, (b) outside of the Field inside the Territory, or (c) for the NDD Indication. Akebia and its Affiliates, licensees, and sublicensees will be entitled at no cost to access, use, and reference the Regulatory Submissions and Study Data Controlled by Licensee for the Exploitation of the Licensed Product (i) outside of the Territory and (ii) outside of the Field, inside the Territory. In furtherance of the foregoing and subject to the rules of the relevant Regulatory Authority and the terms and conditions of this Agreement, Licensee hereby grants to Akebia a right of reference to any Regulatory Approval Controlled by Licensee relating to the Licensed Product (including the right to rely upon, access, inspect, copy, and otherwise use all information and data included in or used to support any such Regulatory Approval), solely for Akebia’s or its Affiliates’, licensees’, or sublicensees’ use in the Exploitation of the Licensed Product (A) outside the Territory,(B) outside of the Field, inside the Territory or (C) for the NDD Indication. Licensee shall provide regulatory support for Akebia’s Exploitation of the Licensed Product, which shall be at Licensee’s expense for Exploitation of the Licensed Product in the NDD Indication and at Akebia’s expense for Exploitation of the Licensed Product outside of the Territory or outside of the Field.

5.4.3    Further Assurances. The Party granting rights to the other Party under Section 5.4.1 (Rights Granted to Licensee) and Section 5.4.2 (Rights Granted to Akebia) will take such actions as may be reasonably requested by the other Party to give effect to the intent of such Sections and to give the other Party the benefit of the granting Party’s Regulatory Approvals in the other Party’s territory as provided in this Section 5.4 (Rights of Reference; Further Assurances). Such actions may include providing a signed statement that the other Party may rely on, and that the Regulatory Authority may access, in support of the other Party’s application for Regulatory Approval in its territory.
Article VI
MEDICAL AFFAIRS
6.1    Medical Affairs Plans. Licensee will prepare a reasonably detailed, [**] plan of the Medical Affairs activities to be undertaken for the Licensed Product in the Field in the Territory (the “Local Medical Affairs Plan”), in each case, starting no later than [**] following the Effective Date. The Local Medical Affairs Plan, and any amendments or updates thereto, will be reviewed and discussed by the JSC as provided in Section 3.1.4(e) (Specific Responsibilities of the JSC). Any subsequent review and discussion, to the extent required, will occur [**] thereafter at an appropriate time as agreed by the JSC, or more frequently as may be required during the Term.
6.2    Medical Affairs Activities. Licensee will be responsible for Medical Affairs activities for the Licensed Product in the Field in the Territory, and will conduct such activities in accordance with the Local Medical Affairs Plan. In addition, Licensee will conduct all Medical Affairs in the Territory in a professional and ethical business manner and in compliance with Applicable Law and applicable Professional Requirements. Upon Licensee’s request, Akebia will provide Licensee with reasonable cooperation, support, and assistance with respect to preparing Licensee’s Medical Affairs Plan. In addition, Licensee will provide to the JSC a written update of the Medical Affairs undertaken for the Licensed Product in the Field in the Territory and progress under the Local Medical Affairs Plan during the period since the last JSC meeting.
Article VII
COMMERCIALIZATION
7.1    General. Subject to the Launch Sequence and the Commercialization Plan as reviewed and discussed by the JSC, Licensee and its Affiliates and permitted sublicensees will be solely responsible for the Commercialization of the Licensed Product in the Field in the Territory, at its own cost and expense. Subject to oversight by the JSC as set forth in this Agreement, Licensee and its Affiliates and permitted sublicensees will have sole responsibility and authority for seeking Reimbursement Approvals, establishing pricing for the Licensed Product, detailing, marketing and promotion activities, booking sales, distributing the Licensed Product, processing, invoicing, and collecting inventory and receivables, and providing customer support.
7.2    Launch Sequence and Commercialization Plan.
7.2.1    Launch Sequence. A list of those countries in the Territory in which Licensee intends to commence Commercialization of the Licensed Product within the first [**] after the Effective Date and timelines reflecting potential date ranges for First Commercial Sale following receipt of Regulatory Approval and Reimbursement Approval (if applicable) in such countries, (the “Launch Sequence” and the countries included in the Launch Sequence, the “Launch Countries”) is made part of this Agreement in Schedule 7.2.1. Licensee will amend or update the Launch Sequence [**] thereafter (without formally amending this Agreement), including updating such sequence with additional countries in the Territory in which Licensee plans to commence Commercialization of the Licensed Product. The Launch Sequence and all amendments and updates thereto will be reviewed and discussed by the JSC.

7.2.2    Commercialization Plan. No later than [**] following the Effective Date, Licensee will prepare and submit to the JSC to review and discuss a Commercialization Plan which will be a [**] high-level strategic and tactical plan for Commercialization in the Launch Countries included in the then-current Launch Sequence, and shall include planned key marketing and promotional activities for the Licensed Product, positioning of the Licensed Product by Licensee’s sales representatives, key messaging, and forecasts of anticipated Net Sales on a rolling [**] basis for the Licensed Product. On a [**] basis thereafter, Licensee will prepare and submit to the JSC to review and discuss an update to the Commercialization Plan, which update will include the then-current Launch Sequence and an updated forecast of anticipated Net Sales for the Licensed Product.
7.3    Commercialization Reports. At each meeting of the JSC, Licensee will provide to the JSC a written update of the Commercialization activities performed in each Launch Country for the Licensed Product during the period since the last JSC meeting and, following First Commercial Sale of the Licensed Product in a country in the Territory, sales performance reports for each such country.
7.4    Reimbursement and Information Sharing. Licensee will be responsible for, and will have sole authority and the final decision-making right with respect to, any payor and pricing studies related to obtaining and maintaining Reimbursement Approval in the Territory (where required), and all submissions, communications, meetings and other dealings with National Reimbursement Authorities, payors, and other Third Parties relating to pricing and reimbursement of Licensed Product in the Territory; provided that (a) upon Licensee’s reasonable request, Akebia will attend such meetings and Licensee will reimburse Akebia’s out-of-pocket costs incurred in connection with such attendance, and (b) prior to receipt of Reimbursement Approval for the Licensed Product from the applicable National Reimbursement Authority in each country in the Territory, upon Akebia’s reasonable request, Licensee will use reasonable efforts to allow an Akebia representative to attend, at Akebia’s expense, scientific advisory meetings with such National Reimbursement Authority in such country, and if Akebia is not allowed to attend any such scientific advisory meeting, then Licensee will provide Akebia with an update summarizing such meeting reasonably promptly after such meeting. Upon either Party’s reasonable request, but subject to local anti-competition laws and any obligations of confidentiality between a Party and any Third Party, the Parties will share key market research and relevant sections of Licensed Product national reimbursement dossiers (or their equivalent), as well as other relevant Commercialization information as may be agreed by the Parties.
7.5    General Commercialization Efforts. Licensee, directly or through its Affiliates or permitted sublicensees, will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory and will achieve First Commercial Sale no later than [**] after receipt of Regulatory Approval and Reimbursement Approval (if applicable) in each country in the Territory, and, after achieving First Commercial Sale in such country, Commercialize the Licensed Product in such country in the Territory in accordance with the Commercialization Plan. Licensee will use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval and Reimbursement Approval (where required) for the Licensed Product in the Field in the Territory.
7.6    Standards of Conduct; Compliance. Licensee will perform, or will ensure that each of its Affiliates, permitted sublicensees (as applicable), and subcontractors perform, all Commercialization activities for the Licensed Product in the Territory in a professional and ethical business manner and in compliance with Applicable Law, applicable Professional Requirements, the Approved Labeling, and the Commercialization Plan.
7.7    Information Sharing. Within [**] of the Effective Date of this Agreement, Akebia shall share any relevant materials, documentation and knowledge that exist as of the date of execution that Akebia believes is reasonably necessary to enable Licensee’s successful Commercialization of the Licensed Product in the Field in the Territory pursuant to this Agreement. Upon Licensee’s reasonable request, Akebia will provide to Licensee any drafts or samples of Akebia’s core promotional materials for the Licensed Product, if any, without translation.

7.8    Trademarks and International Nonproprietary Name.
7.8.1    Brand Name in the Territory. Licensee will Commercialize the Licensed Product under the Global Marks using the global brand name for the Licensed Product selected by Akebia, which, as of the Effective Date, is “VAFSEO™”, unless Licensee reasonably believes that the use or registration of any Global Mark in a particular country in the Territory (a) would be inappropriate due to such country’s linguistic or cultural particularities or would violate the Applicable Laws of such country, (b) is reasonably likely to be rejected by local Regulatory Authorities, or (c) is in conflict with any Third Party’s intellectual property rights in such country. If Licensee is unable to use any Global Mark for any of the foregoing reasons, then Licensee will use one of [**] alternative Marks (which Marks will include trademarks and trade dress) selected by Akebia, or if such alternative Marks are unacceptable for the reasons set forth in the preceding sentence, then Licensee will use other Marks (including trademarks and trade dress) to be agreed upon by Licensee and Akebia (the “Local Marks”). Akebia will own all such Local Marks, including all trademark registrations and applications therefore and all goodwill associated therewith. Once the brand name for the Licensed Product has been selected for a country in the Territory pursuant to this Section 7.8.1 (Brand Name in the Territory), Licensee will be responsible for obtaining Regulatory Approval of such brand name for use in the Commercialization of the Licensed Product in such country.
7.8.2    Required Use and Compliance.
(a)Housemarks. Licensee will Commercialize the Licensed Product only under the applicable Product Marks and each Party’s Housemarks as set forth herein, and no other Marks.
(b)Ownership; Use. Each Party acknowledges that Akebia has sole and exclusive ownership of all rights, title, and interests in and to the Product Marks and Akebia Housemarks. Licensee agrees that it and its Affiliates will: (i) ensure that each use of the Product Marks and the Akebia Housemarks by Licensee is accompanied by an acknowledgement that such Product Marks and Akebia Housemarks are owned by Akebia; (ii) not use such Product Marks or Akebia Housemarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Akebia therein and includes the trademark registration symbol ® or ™ as appropriate; (iii) not use any trademarks or trade names so resembling any of such Product Marks or the Akebia Housemarks as to be likely to cause confusion or deception; and (iv) place and display the Product Marks and Akebia Housemarks on and in connection with the Licensed Product only in such form and manner as specified in the guidelines adopted from time-to-time by Akebia and provided to Licensee; provided, however, that Licensee will not be required to place or display any Akebia Housemark on promotional materials or other Product Materials used to Commercialize the Licensed Product in the Territory, except as provided in Section 8.4 (Approved Labeling).
7.8.3    Trademarks. Akebia will have sole control over and decision-making authority with respect to (a) registering, prosecuting, protecting, and enforcing the Product Marks in the Territory, (b) preparing any guidelines applicable to the use of Product Marks, (c) registering, in Akebia’s name, at least [**] Product Mark and at least [**] alternative Product Marks, (d) if necessary pursuant to Section 7.8.1 (Brand Name in the Territory), registering, prosecuting, and enforcing any Local Marks in the Territory, (e) preparing any guidelines applicable to the use of any Local Mark, and (f) investigating and defending any infringement or threatened infringement relating to any of the foregoing. Licensee will cooperate and assist Akebia with any of the foregoing activities with respect to all Product Marks, including, if requested by Akebia, providing any specifications, affidavits, declarations, or other documents necessary for Akebia to submit to appropriate Regulatory Authorities in order to register and prosecute Product Marks. Licensee will reimburse Akebia for the costs of the activities set forth in clauses

(a), (c), (d), (e), and (f) to the extent related to a Product Mark in the Territory. Licensee will be responsible for securing and protecting any domain names associated with the Product Marks in Akebia’s name, at Licensee’s cost and expense. Licensee will not obtain or hold any such domain name in its own name. Neither Party will register in its own name any trademark, corporate name, domain name, social media account, or other source identifier containing any trademark owned by the other Party or any word or mark that is confusingly similar to any such trademark. Licensee will promptly notify Akebia of any infringement or threatened infringement of any of the Product Marks in the Territory of which it becomes aware.
7.8.4    Respect of Marks. Licensee will not, and will cause its Affiliates and sublicensees to not (a) attack, challenge, oppose, petition to cancel, or initiate legal action or proceedings in connection with any Product Mark or any Akebia Housemark during the Term, or thereafter challenge the registration of any Product Mark or any Akebia Housemark in any country; (b) file, register, or maintain any registrations for any trademarks or trade names that are confusingly similar to any Product Mark (other than for the Licensed Product) in any country without the express prior written consent of Akebia; or (c) authorize or assist any Third Party to do any of the foregoing. Licensee will not have, assert, or acquire any rights, title, or interests in or to any Product Marks or Akebia Housemarks or the goodwill pertaining thereto, except, in each case, for the limited licenses explicitly provided in this Agreement. Licensee will maintain the quality standards of Akebia with respect to use of Product Marks and Akebia Housemarks pursuant to the licenses granted under Section 2.1 (Grant of Licenses to Licensee) and Section 7.8.5 (Trademark License), as applicable, and with respect to the goods it sells and the services it provides in connection with the Product Marks and the Akebia Housemarks hereunder. Licensee recognizes and agrees that no ownership rights are vested or created by the limited licenses granted pursuant to Section 2.1 (Grant of Licenses to Licensee), or Section 7.8.5 (Trademark License), and that all goodwill developed by virtue of the use by Licensee of the Product Marks and the Akebia Housemarks inures to the benefit of Akebia.
7.8.5    Trademark License. Subject to the terms and conditions of this Agreement, Akebia hereby grants and agrees to grant to Licensee an exclusive, royalty-free license, with the right to sublicense to sublicensees solely in accordance with Section 2.2 (Rights of Licensee to Grant Sublicenses), to use the Product Marks and the Akebia Housemarks solely in connection with the Commercialization of the Licensed Product in the Territory pursuant to this Agreement, including to effect the co-labeling provided for under Section 8.4 (Approved Labeling) and as part of any domain names associated with the Product Marks.
7.8.6    International Non-Proprietary Name. Akebia will be responsible for the selection and filing of the international nonproprietary name for the Licensed Product with the World Health Organization and any Regulatory Authorities in the Territory, to which names Licensee will have the right to reference. As of the Effective Date, the international nonproprietary name for the Licensed Product is “vadadustat”.
Article VIII
MANUFACTURING AND SUPPLY
8.1    Supply and Purchase Obligations. Subject to the terms and conditions of this Agreement, Akebia will use Commercially Reasonable Efforts to Manufacture or have Manufactured and supply to Licensee the Licensed Product in Tablet Formulation (in bulk form) for commercial supply and Territory-Specific Development in the Territory. Subject to the terms and conditions of this Agreement, Licensee will purchase from Akebia all of Licensee’s requirements of the Licensed Product for Territory Specific Development and commercial use in the Territory. Licensee will be responsible, at its sole cost and expense, for all packaging and labeling, and other related activities required to convert the Licensed Product supplied by Akebia into Finished Form (such activities, collectively, “Packaging”), including all packaging and labeling of the

Licensed Product for use in the Field in the Territory and for all costs associated therewith. As of the Effective Date of this Agreement, Licensee shall assume responsibility for all costs associated with Packaging activities. Upon Licensee’s request, Akebia will, at Akebia’s reasonable discretion, provide reasonable cooperation and technical assistance in order to support the tech transfer to Licensee’s representatives of Akebia Know-How necessary to support Licensee’s analytical methods and stability testing of the Licensed Product in furtherance of Licensee’s Packaging activities; provided that Licensee will provide to Akebia any information, data, and reports relating to Licensee’s analytical methods and stability testing of the Licensed Product. In the event such technology transfer requires more resources of Akebia than that which would be considered reasonable and standard in the industry, upon Akebia’s request, prior to Akebia providing further assistance, the Parties shall agree to the terms upon which Licensee will reimburse Akebia for all out-of-pocket costs incurred by or on behalf of Akebia in connection with such technology transfer going forward.
8.2    Supply Agreement. Within [**] after the Effective Date, the Parties will agree upon a supply agreement on reasonable and customary terms for the supply of the Licensed Product by Akebia to Licensee in the Territory at the Supply Price in Tablet Formulation (in bulk form) (the “Supply Agreement”). The Supply Agreement will include provisions regarding long-range forecasting of Licensee’s requirements for the Licensed Product, specifications, changes to manufacturing process or specifications, ordering, shipment and delivery, failure to supply (including appropriate remedies in the event of a failure to supply), audit and inspection, shortage allocation, acceptance and rejection, and warranties. The supply price for the Licensed Product in Tablet Formulation (in bulk form) supplied by Akebia to Licensee or its manufacturer during the Term for any Territory-Specific Development will be equal to [**]; for commercial use in the Territory, the supply price will be equal to [**] (the “Supply Price”).
8.3    Quality Agreement. Prior to delivery of any Licensed Product hereunder or under the Supply Agreement, the Parties will also enter into one or more quality technical agreements (each a “Quality Agreement”) containing reasonable and customary terms and conditions regarding quality assurance and quality control and compliance with GMP and GCP (as applicable). Each Party agrees to provide information to the other Party regarding quality defects and quality complaints associated with the use of the Licensed Product in accordance with the timeframes and procedures for reporting and other terms and conditions set forth in the Quality Agreements. Licensee will be responsible for the management of all product quality complaints with respect to the Licensed Product in the Territory, and the Quality Agreement will define each Party’s roles and responsibilities with respect to the same.
8.4    Approved Labeling. The Parties agree that, to the extent permitted under Applicable Law within the Territory, the Approved Labeling will include the Akebia Housemarks and the Licensee Housemarks with equal prominence, subject to the approval of competent authorities.
8.5    Assignment of CMO Agreements. Akebia and Licensee shall discuss in good faith the potential assignment from Akebia to Licensee of certain supply agreements between Akebia and contract manufacturers relating to the Licensed Product, and the transition of responsibilities under those agreements.
Article IX
PAYMENTS
9.1    Upfront Payment. As partial consideration for the rights and licenses granted by Akebia to Licensee under this Agreement, and as partial reimbursement for those expenses incurred by Akebia in the Development of the Licensed Product prior to the Effective Date, no later than [**] after the Effective Date, Licensee will pay to Akebia a nonrefundable and noncreditable payment of $10,000,000.
9.2    Milestone Payments. As additional consideration for the rights and licenses granted to Licensee under this Agreement, Licensee will pay to Akebia, the following nonrefundable and noncreditable milestone payments set forth in Table 9.2 upon the first occurrence of each event set forth in Table 9.2 below in the Territory during the Term (each a “Milestone Payment”). If in any consecutive 12-month period during the Term more than one of the following thresholds for the sales milestones is exceeded with respect to aggregate Net Sales of the Licensed Product during the Term, then Licensee will pay to Akebia a separate milestone payment with respect to each such threshold that is exceeded for the first time for any consecutive 12-month period.

Table 9.2 –Milestones
Event	Payment Amount (in U.S. Dollars)
Achievement of €[**] of aggregate Net Sales of the Licensed Product in the Territory during any consecutive 12-month period	$[**]
Achievement of €[**] of aggregate Net Sales of the Licensed Product in the Territory during any consecutive 12-month period	$[**]
Achievement of €[**] of aggregate Net Sales of the Licensed Product in the Territory during any consecutive 12-month period	$[**]
Achievement of €[**] of aggregate Net Sales of the Licensed Product in the Territory during any consecutive 12-month period	$[**]

9.3    Royalties.
9.3.1    Royalty Amounts. Licensee will pay Akebia nonrefundable and noncreditable royalties based on Net Sales of the Licensed Product in the Territory during the Royalty Term at the applicable incremental royalty rates set forth in Table 9.3.1 for Net Sales of the Licensed Product (“Royalty Payments”). Net Sales for all countries will be aggregated for purposes of calculating the applicable royalty tier for Net Sales.

Table 9.3.1 – Royalty Rates
Portion of Annual Net Sales (in U.S. Dollars) of the Licensed Product in the Territory	Royalty Rate
0 to ≤ €[**]	10%
>€[**] to ≤ €[**]	[**]%
>€[**] to ≤ €[**]	[**]%
>€[**]	30%

9.3.2    Royalty Term. Running royalties paid by Licensee under Section 9.3.1 (Royalty Amounts) will be paid on a country-by-country basis during the Royalty Term in such country. Upon expiration of the Royalty Term in a country in the Territory, the Net Sales in such country will no longer be included in the aggregate Net Sales for purposes of calculating the applicable royalty tier for Net Sales.
9.3.3    Royalty Reductions.
(a)Generic Competition Reduction. Subject to Section 9.3.3(b) (Cumulative Reductions Floor), on a country-by-country and calendar quarter-by-calendar quarter basis in the Territory, during the Royalty Term in such country following the first commercial sale of a Generic Product for the Licensed Product in such country, [**], then the Net Sales of the Licensed Product in such country that will be included in the aggregate annual Net Sales in such calendar quarter for purposes of calculating the applicable royalty tier for Net Sales pursuant to Section 9.3.1 (Royalty Amounts) and for purposes of the royalty payments required under Section 9.3.4 (Royalty Payments and Reports) will be reduced by [**]% for the Licensed Product in such country.
(b)Cumulative Reductions Floor. In no event will the aggregate amount of Royalty Payments due to Akebia for the Licensed Product in a country or region in the Territory in any given calendar quarter during the Royalty Term for the Licensed Product in such country or region be reduced to less than [**]% of the amount that otherwise would have been due and payable to Akebia in such calendar quarter for the Licensed Product in such country or region but for the reductions set forth in Section 9.3.3(a) (Generic Competition Reduction). Licensee may not carry forward to subsequent calendar quarters any amounts it could not deduct as a result of such floor in any given calendar quarter.
(c)In the event where the commercialization of such Generic Product has created a business condition which renders the terms of this Agreement to no longer be commercially reasonable, the Parties shall discuss in good faith, through the JSC, potential solutions and/or amendments to this Agreement intended to ameliorate such conditions.
9.3.4    Royalty Payments and Reports.
(a)Flash Reports. Within [**] after the end of each calendar quarter during the Term, on a country-by-country basis, Licensee will provide to Akebia “flash” reports that will set forth (i) for the first and second month of such calendar quarter: (A) the actual gross sales of the Licensed Product sold by Licensee or its Affiliates in the Territory in such months; and (B) the actual total aggregate Net Sales of the Licensed Product sold by Licensee or its Affiliates in the Territory in such months, and (ii) for the third month of such calendar quarter, Licensee’s good faith estimate of the amounts set forth in the foregoing clauses (i)(A) and (i)(B) of this Section 9.3.4(a) (Flash Reports).
(b)Quarterly Report. In addition to the “flash” reports to be provided in accordance with Section 9.3.4(a) (Flash Reports), within [**] after the end of each calendar quarter during the Term, Licensee will provide to Akebia a written report (each, a “Quarterly Report”) setting forth in reasonable detail on a country-by-country basis (i) the gross sales of the Licensed Product sold by Licensee or its Affiliate in such country in such calendar quarter; (ii) the aggregate Net Sales of the Licensed Product sold by Licensee or its Affiliates in such country in such calendar quarter; (iii) all deductions taken from gross sales to calculate Net Sales under each of Sections 1.82.1 to 1.82.5 (Net Sales); (iv) the exchange rates used to calculate the royalties payable in U.S. Dollars; (v) any withholding taxes required to be made from such royalties; (vi) any reductions taken pursuant to Section 9.3.3 (Royalty Reductions); and (vii) the quantity and description of the Licensed Product sold by such Party or its Affiliate in such country during such calendar quarter comprising such Net Sales, including detailed sales reports for the Licensed Product for each month of the calendar quarter in such country. The amounts, calculations, and information set forth in the foregoing clauses (i) through (vii) will be broken down on a monthly basis for each country in the Territory. The Parties will seek to resolve any questions or issues related to a Quarterly Report within [**] following receipt by Akebia of the Quarterly Report.
(c)Royalty Payments. Within [**] after the end of each calendar quarter, Licensee will make the royalty payment due hereunder for the calendar quarter covered by the applicable Quarterly Report.

9.4    Accounting; Audit. Licensee agrees to keep, and will ensure its Affiliates and sublicensees keep, full, clear, and accurate records in accordance with the Accounting Standards applicable to such party, consistently applied, for a period of at least [**] after the relevant payment is owed pursuant to this Agreement, including Net Sales of the Licensed Product, in sufficient detail to enable amounts owed or payable to Akebia hereunder, to be determined. Licensee further agrees, and will require its Affiliates and sublicensees to agree, to permit its books and records to be examined by an independent accounting firm selected by Akebia to verify the Milestone Payments and Royalty Payments. Such auditor will be bound by a legal agreement obligating it to maintain the confidentiality of such information. Such audit will not be performed more frequently than [**] without cause, or conducted for any calendar year more than [**] after the end of such year. Such examination is to be made at Akebia’s expense, except in the event that the results of the audit reveal an underpayment to Akebia of [**]% or more during the period being audited, in which case reasonable audit fees for such examination will be paid by Licensee.
9.5    Currency Conversion. Any Net Sales that are invoiced or incurred in a currency other than U.S. Dollars, and all other payments by Licensee to Akebia, will be converted into U.S. Dollars in compliance with the Accounting Standards, as consistently applied by Licensee.
9.6    Method of Payment. All payments due to a Party under this Agreement will be made in U.S. Dollars by wire transfer to a U.S. bank account of such Party designated from time-to-time in writing by the relevant Party.
9.7    Taxes. Any and all payments due to Akebia from Licensee pursuant to this Agreement will be paid without deduction or withholding for any taxes, except as required by Applicable Law. If under any law or regulation of any country of the Territory withholding of taxes of any type, levies or other charges is required with respect to any amounts payable hereunder to Akebia, Licensee will apply the withholding or deduction as so required, will promptly pay such tax, levy, or charge to the proper Governmental Authority, and will promptly furnish Akebia with proof of such payment. Licensee shall then remit such payment to Akebia, less the amount withheld for such applicable taxes. Licensee shall then provide reasonable assistance to Akebia in recovering any such withheld tax from the applicable governmental agency in the Territory to which such tax was paid.  Each Quarterly Report will show the amounts of taxes due and paid by Licensee with respect to payments made by Licensee to Akebia during the applicable calendar quarter. For clarity, the Parties recognize that, as of the Effective Date, Akebia has filed their request for a Certificate of United States Residency for Tax Treaty Purposes with the United States Treasury. Upon receipt of such certificate, Akebia shall promptly provide a copy to Licensee. Upon any new issuance of such certificate, Akebia shall promptly provide a copy of the same to Licensee.
9.8    Late Payments; Disputed Payments. Any amount owed by a Party to the other Party under this Agreement that is not paid within the applicable time period set forth herein will accrue interest at the lesser of (a)  the prime rate as quoted by Citibank NA plus [**]%, or (b) the highest rate permitted under Applicable Law. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article XVI (Dispute Resolution; Governing Law).
Article X
OWNERSHIP OF INTELLECTUAL PROPERTY
10.1    Akebia Intellectual Property. Ownership of the Akebia Know-How, and Akebia Patent Rights will be and remain vested at all times in Akebia.
10.2    Licensee Intellectual Property. Ownership of the Licensee Know-How and Licensee Patent Rights will be and remain vested at all times in Licensee.

10.3    Joint Technology.
10.3.1    Invention Disclosure. The Parties will promptly disclose to each other any Joint Know-How conceived or reduced to practice, but no later than [**] after the applicable Party’s intellectual property department receives notice of such conception or reduction to practice.
10.3.2    Ownership. All Joint Technology will be jointly owned by the Parties, with each Party entitled to the free use and enjoyment of such Joint Technology, but subject to the terms and conditions of this Agreement, including the license grants under Article II (Licenses). Subject to such terms and conditions of this Agreement, neither Party will have a duty to account to the other or seek any consent with respect to the licensing or exploitation of Joint Technology. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Technology, the other Party will grant such consent promptly upon request.
10.4    Prosecution of Akebia Patent Rights and Joint Patent Rights.
10.4.1    Akebia’s First Right to Prosecute. Akebia will have the first right, but not the obligation, to file, prosecute, and maintain (excluding oppositions filed by a Third Party, as provided for in Section 10.7 (Defense to Third Party Challenges Against Akebia Patent Rights and Joint Patent Rights)) the Akebia Patent Rights and Joint Patent Rights. On the reasonable request of Akebia, Licensee will cooperate in connection with the filing, prosecution, and maintenance of all Akebia Patent Rights and Joint Patent Rights.
10.4.2    Status Updates. On [**] basis, Akebia will provide to Licensee a written summary of the status of all Akebia Patent Rights and Joint Patent Rights, including patent applications, being prosecuted and maintained by Akebia in the Territory. Furthermore, upon Licensee’s request, but no more than [**], Akebia will reasonably discuss and consult with Licensee and will provide updates to Licensee by audio or video teleconference regarding Akebia Patent Rights and Joint Patent Rights being prosecuted and maintained by Akebia in the Territory.
10.4.3    Assistance. Licensee undertakes without cost to Akebia to obtain all necessary assignment documents for Akebia with respect to prosecution and maintenance of Akebia Patent Rights and Joint Patent Rights, to render all signatures that will be necessary for Akebia Patent Right and Joint Patent Right filings, and to assist Akebia in all other reasonable ways that are necessary for the issuance of the Akebia Patent Rights and Joint Patent Rights as well as for the prosecution and maintenance of such patents.
10.4.4    Costs. [**] will be responsible for the costs and expenses incurred with respect to the filing, prosecution, and maintenance of the Akebia Patent Rights and Joint Patent Rights inside and outside the Territory.
10.5    Prosecution of Licensee Patent Rights.
10.5.1    Licensee’s First Right to Prosecute. Licensee will have the first right, but not the obligation, to file, prosecute, and maintain the Licensee Patent Rights. If Licensee declines to file such applications, then Akebia may do so.
10.5.2    Territory-Related Status Updates. On [**] basis, Licensee will provide to Akebia a written summary of the status of all Licensee Patent Rights being prosecuted and maintained by Licensee in the Territory. Furthermore, upon Akebia’s request, but no more than [**], Licensee will reasonably discuss and consult with Akebia and will provide updates to Akebia by audio or video teleconference regarding Licensee Patent Rights being prosecuted and maintained by Licensee in the Territory.

10.5.3    Costs. [**] will be responsible for the costs and expenses incurred with respect to the filing, prosecution, and maintenance of the Licensee Patent Rights.
10.5.4    Abandonment. If Licensee decides that it is no longer interested in maintaining or prosecuting a particular Licensee Patent Right during the Term, then, unless Licensee or its Affiliate has a strategic rationale for ceasing such patent prosecution or such patent prosecution is otherwise inconsistent with any agreement with any Third Party, Licensee will provide written notice to Akebia of such decision at least [**] prior to the date that such the applicable Licensee Patent Right will become abandoned. To the extent consistent with the rights granted to Licensee or its Affiliate under any agreement with any Third Party, Akebia may, upon written notice to Licensee, assume such prosecution and maintenance at its sole expense.
10.6    Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory.
10.6.1    Notice of Infringement. If either Party becomes aware of any Third Party activity in the Territory, including any Development activity in the Territory (whether or not an exemption from infringement liability for such Development activity is available under Applicable Law), that infringes (or that is directed to the Development of a product that would infringe) an Akebia Patent Right, a Joint Patent Right, or a Licensee Patent Right, then the Party becoming aware of such activity will give prompt written notice to the other Party regarding such alleged infringement.
10.6.2    Rights to Enforce Akebia Patent Rights and Joint Patent Rights in the Territory. As between the Parties, Akebia will have the first right, but not the obligation, to attempt to resolve such Third Party activity in the Territory that infringes (or that is directed to the Development of a product that would infringe) an Akebia Patent Right or a Joint Patent Right by commercially appropriate steps at Licensee’s expense, including the filing of an infringement suit to enforce the Akebia Patent Rights or Joint Patent Rights using counsel of its own choice. If Akebia fails to initiate a suit or take other action to terminate such alleged infringement within [**] after the notice provided under Section 10.6.1 (Notice of Infringement) and does not provide Licensee commercially reasonable reasons why such suit has not been initiated or other action has not been taken within such [**] period, then Licensee will have the second right, but not the obligation, to attempt to resolve such Third Party activity in the Territory by commercially appropriate steps, including the filing of an infringement suit to enforce the Akebia Patent Rights or Joint Patent Rights in the Territory using counsel of its own choice.
10.6.3    Rights to Enforce Licensee Patent Rights in the Territory. As between the Parties, Licensee will have the first right, but not the obligation, to attempt to resolve such Third Party activity in the Territory that infringes (or that is directed to the Development of a product that would infringe) a Licensee Patent Right by commercially appropriate steps at its own expense, including the filing of an infringement suit to enforce the Licensee Patent Right using counsel of its own choice; provided that Akebia will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement suit (to the extent relevant, together with its own counsel, at its own expense). If Licensee fails to initiate a suit or take other action to terminate any such alleged infringement by a product that competes with the Licensed Product in the Territory within [**] after the notice provided under Section 10.6.1 (Notice of Infringement), then Akebia will have the second right, but not the obligation, to attempt to resolve such Third Party activity in the Territory at its own expense, including the filing of an infringement suit to enforce the Licensee Patent Rights using counsel of its own choice.
10.6.4    Allocation of Recoveries in the Territory. Any amounts recovered by a Party as a result of an action pursuant to this Section 10.6 (Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory), whether by settlement or judgment, will be allocated as follows: (a) first each Party will be reimbursed its out-of-pocket and internal expenses, including expenses associated with FTEs, incurred in conducting, or cooperating with, such action; provided that if amounts recovered are insufficient to reimburse all such out-of-pocket expenses incurred by both Parties, then [**], and (b) second, the balance of such recovered amounts shall be divided equally among the Parties.
10.6.5    Cooperation; Procedures. In any event, at the request and expense of the Party bringing an infringement action under this Section 10.6 (Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory), the other Party will provide reasonable assistance and cooperation in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue an infringement action hereunder. In addition, the Party bringing an infringement action under this Section 10.6 (Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory) will provide the other Party with copies of all pleadings and other documents filed with the court and will consider reasonable input from the other Party during the course of the action. Neither Party may settle any action or proceeding brought under this Section 10.6 (Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory) or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in the Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory, in each case, without the written consent of such other Party. Each Party will have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to this Section 10.6 (Enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights in the Territory). In addition, the Parties will reasonably assist each other and cooperate in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation and enforcement strategy.
10.7    Defense to Third Party Challenges Against Akebia Patent Rights and Joint Patent Rights
10.7.1    Right to Defend. As between the Parties, Akebia will have the exclusive right, but not the obligation, to defend against any Third Party challenges to the validity and/or enforceability of an Akebia Patent Right or a Joint Patent Right (including an opposition filed at a patent office or an invalidation proceeding filed in a national court) in the Territory.
10.7.2    Costs. As of the Effective Date of this Agreement, Akebia will be responsible for [**]%, and Licensee will be responsible for [**]%, in each case, of any costs associated with defending against any Third Party challenges to the validity and/or enforceability of an Akebia Patent Right or a Joint Patent Right (including filing an opposition at a patent office or an invalidation proceeding at a national court) in the Territory, including any Third Party challenges existing as of the Effective Date.
10.8    Defense of Third Party Infringement Claims; Third Party IP
10.8.1    Infringement Claim. If a Third Party asserts that a Patent Right or other right controlled by it is or will be infringed by a Party’s activities in the Territory under this Agreement (“Infringement Claim”) or a Party becomes aware of a Patent Right or other right that might form the basis for an Infringement Claim, then the Party first obtaining knowledge of such Infringement Claim or such potential Infringement Claim will immediately provide the other Party with written notice thereof and the related facts in reasonable detail. The Parties will discuss whether to use commercially appropriate steps to avoid infringement of such Third Party Patent Right or other right controlled by such Third Party in the Territory. Akebia will make the final decision in its sole discretion as to how to address such Infringement Claim or potential Infringement Claim, including whether it will seek a license from such Third Party pursuant to Section 10.8.3 (Responsibility for

Third Party Licenses) or take an action to challenge such Third Party Patent Right or other right controlled by such Third Party in the Territory.
10.8.2    Responsibility to Defend. If, during the Term of this Agreement, a Third Party asserts that a Patent Right or other right controlled by such Third Party is infringed or will be infringed in the Territory by the exercise of the licenses granted under Article II (Licenses), then Akebia will be responsible for defending against any such claim at its own expense using Commercially Reasonable Efforts and the counsel of its own choosing. Akebia will be solely responsible for all amounts payable to such Third Party as a result of such claim, whether by settlement or judgment, except that Akebia will be responsible for [**]% and Licensee will be responsible for [**]%, in each case, of any payments owed to such Third Party that are attributable to the Licensed Product and allocable to the Territory. Akebia will not settle such claim in a manner that materially adversely affects Licensee’s interests and in a manner that is disproportionate to Akebia’s interests, without the written consent of Licensee. In addition, the Parties will reasonably assist each other and cooperate and share information with respect to such claim.
10.8.3    Responsibility for Third Party Licenses. At any time during the Term, if either Party believes that it is necessary or advisable to seek to acquire or obtain a license under any Patent Rights owned or controlled by a Third Party in order to avoid infringement thereof by the exercise of the licenses granted under Article II (Licenses), whether or not there has been the institution of any infringement claim, then the Parties will discuss whether to acquire or obtain a license under such Patent Rights. Akebia will have the sole right, but not the obligation, to negotiate and acquire or obtain a license under such Patent Rights from such Third Party; provided, however, that Akebia will consult with and reasonably consider Licensee’s views regarding any such decision to acquire or obtain a license under such Patent Rights in the Territory and regarding the terms of such license pertaining to the Territory. Akebia will provide updates to Licensee on a regular basis and reasonably discuss and consult with Licensee, upon Licensee’s request, regarding the progress of negotiations for any such acquisition or license. If such acquisition or license agreement relates solely to the Exploitation of the Licensed Product in the Territory, then Akebia will be responsible for [**]% and Licensee will be responsible for [**]%, in each case, of all amounts payable to such Third Party assignor, licensor, or grantor of rights pursuant to such agreement. If such acquisition or license agreement relates to the Exploitation of the Licensed Product in countries both inside and outside of the Territory, then (a) Akebia will be responsible for [**]% and Licensee will be responsible for [**]%, in each case, of any such payments thereunder that arise out of the Exploitation of the Licensed Product in the Territory (e.g., any milestone payments for achievement of milestone events in the Territory or royalties on net sales of the Licensed Product in the Territory) or any upfront payments, and (b) Akebia will be responsible for [**]% of any such payments thereunder that arise out of the Exploitation of the Licensed Product in countries outside of the Territory (e.g., any milestone payments for achievement of any milestone events in a country outside of the Territory or royalties on net sales of the Licensed Product outside of the Territory). This Section 10.8.3 (Responsibility for Third Party Licenses) will not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights. Each Party will keep the other Party informed of the status of any Third Party claim of infringement.
10.9    Challenges to Certain Third Party Patents
10.9.1    Right to Pursue. As between the Parties, Akebia shall have the exclusive right, but not the obligation, to pursue invalidity actions existing as of the Effective Date, or actions initiated after the Effective Date, against Third Party Patents in the applicable patent office or court in the Territory.
10.9.2    Costs. As of the Effective Date of this Agreement, Akebia shall be responsible for [**]%, and Licensee shall be responsible for [**]%, in each case, of any costs associated with invalidity actions against any Third Party Patents (including oppositions at a patent office or invalidation proceedings at a national court) in the Territory, including any invalidity actions against Third Party Patents existing as of the Effective Date.
10.10    Patent Right Term Extensions. Akebia will be solely responsible for making all decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Akebia Patent Rights or Joint Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of the Licensed Product. The costs of obtaining and maintaining any such patent term extensions will be shared equally by the Parties.
10.11    Housemarks. Licensee will be responsible for the registration and maintenance of the Licensee Housemarks throughout the Territory, as well as all expenses associated therewith. Akebia will be responsible for the registration and maintenance of the Akebia Housemarks throughout the Territory, as well as all expenses associated therewith.
Article XI
INFORMATION; PHARMACOVIGILANCE;
PRODUCT WITHDRAWAL AND LIMITED RECALL
11.1    Data Security. During the Term of this Agreement, each Party will maintain (and, as applicable, cause its Affiliates and sublicensees to maintain) environmental, safety, and facility procedures, data security procedures, and other safeguards against the disclosure, destruction, loss, or alteration of the other Party’s information in the possession of such Party or its Affiliates, including procedures to ensure compliance with Privacy Laws, that are no less rigorous than those maintained by such Party (or any of its Affiliates or sublicensees) for its own information of a similar nature. In addition, each Party has implemented and will continue to implement during the Term appropriate controls to comply with Privacy Laws and maintain data privacy of its own information, including for detecting, responding to, and reporting potential breaches in accordance with Applicable Law.
11.2    Pharmacovigilance Agreement. Within [**] after the Effective Date, the Parties (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) will define and finalize the Parties’ responsibilities with respect to pharmacovigilance activities in a written Pharmacovigilance Agreement. Such Pharmacovigilance Agreement will provide for the receipt, investigation, recording, communication, and exchange by the Parties of information that a Party becomes aware of in the Territory and globally concerning adverse events in or involving a research patient or subject or, in the case of non-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to the Licensed Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) (such information, the “Safety Data”). Such guidelines and procedures will be in accordance with, and will enable each Party and its Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities. Subject to compliance with Applicable Law, each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement (as the Parties may agree to modify it from time-to-time) and to cause its Affiliates and licensees and permitted sublicensees (as applicable) to comply with such obligations. It is understood that each Party and its Affiliates or licensee or permitted sublicensees (as applicable) will have the right to disclose Safety Data if such disclosure is reasonably necessary to comply with Applicable Laws and regulations and requirements of Regulatory Authorities within the Territory (or outside of the Territory with respect to Akebia) with respect to its filings and activities related to the Licensed Product.
11.3    Safety Reporting and Global Safety Database. In each case in accordance with, and subject to (once executed), the Pharmacovigilance Agreement to be entered into pursuant to Section 11.2 (Pharmacovigilance Agreement), (a) Akebia will own all of the Safety Data, and the Pharmacovigilance Agreement will include provisions requiring the establishment of a global safety database for the Licensed Product that will be owned and maintained by Akebia, (b) Akebia will have sole control and discretion with respect to the collection, assessment, and safety reporting to Regulatory Authorities with respect to the Licensed Product outside of the Territory, and (c) Licensee will have sole control and discretion with respect to the collection, assessment, and safety reporting to Regulatory Authorities with respect to the Licensed Product in the Territory. In addition, prior to the execution of the Pharmacovigilance Agreement (and thereafter, to the extent consistent with such Pharmacovigilance Agreement), Akebia will, in accordance with the timeframes set forth in the Pharmacovigilance Agreement, forward to Licensee for handling and reporting to applicable Regulatory Authorities in the Territory all reports received by Akebia of adverse drug events, pregnancy reports, and any other information concerning the safety and benefit-risk profile that are or may be associated with the Licensed Product. To the extent that there are any inconsistencies between this Section 11.3 (Safety Reporting and Global Safety Database), and the Pharmacovigilance Agreement, then the Pharmacovigilance Agreement will control.
11.4    Product Withdrawals and Limited Recalls.
11.4.1    Notice. Each Party will notify the other Party promptly following the first Party’s determination that any event, incident, or circumstance has occurred that may result in the need for a Product Withdrawal anywhere in the world (including in the Territory) or a Limited Recall in the Territory. Such Party will include in such notice the reasoning behind such determination, and any supporting facts.
11.4.2    Mandated Withdrawal or Recall. If a Regulatory Authority in the Territory mandates that any Product Withdrawal be implemented or that any Limited Recall be undertaken, then Licensee, in consultation and coordination with Akebia, will initiate and manage the Product Withdrawal or Limited Recall as and to the extent mandated by the Regulatory Authority in the Territory and in compliance with Applicable Law.
11.4.3    Voluntary Withdrawal or Recall in the Territory. With respect to any Product Withdrawal or Limited Recall within the Territory that is not mandated by a Regulatory Authority, immediately after receipt of notification thereof, (a) each Party’s quality, safety, compliance, or regulatory affairs personnel with authority to make product recall decisions on behalf of such Party (the “Recall Decision-Makers”) will discuss and attempt to agree on whether or not to voluntarily implement the Product Withdrawal or undertake the Limited Recall, and (b) if the Parties’ Recall Decision-Makers fail to agree within a reasonably appropriate time period (depending upon the circumstances), whether or not to voluntarily implement or undertake a Product Withdrawal or a Limited Recall within the Territory, then Licensee will have the right to determine whether or not to voluntarily undertake a Product Withdrawal or Limited Recall within the Territory. Licensee will carry out all such Product Withdrawal or Limited Recall activities (as applicable) in coordination and collaboration with Akebia, in a manner that enables both Parties to comply with regulatory requirements as expeditiously as possible, and in compliance with all Applicable Laws. If Licensee does not choose to undertake a voluntary Product Withdrawal or Limited Recall in the Territory despite Akebia’s notice to Licensee that such Product Withdrawal or Limited Recall should be undertaken (which notice may be given to any of Licensee’s Recall Decision-Makers), then, notwithstanding anything to the contrary herein, Licensee will indemnify and hold harmless Akebia in accordance with Section 14.2(c) (Indemnification by Licensee).
11.4.4    Withdrawals and Recalls; Costs and Cooperation. Each Party will provide all cooperation reasonably requested by the other Party in connection with any Product Withdrawal or Limited Recall in the Territory. If a Product Withdrawal or Limited Recall in the Territory is required, then Licensee will bear all of the costs incurred in connection with such Product Withdrawal or Limited Recall in the Territory, except if a Product Withdrawal or Limited Recall in the Territory is required as the sole and direct result of Akebia’s or its licensees’ (other than Licensee) or subcontractors’ failure to Manufacture and supply the Licensed Product in accordance with this Agreement, the Supply Agreements, or any Quality Agreement, including as a result of any failure for the Licensed Product to be Manufactured in accordance with GMP or to the applicable specifications, in which case Akebia will bear (and will reimburse Licensee for) all of the costs incurred in connection with such Product Withdrawal or Limited Recall in the Territory.

Article XII
REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1    Mutual Representations and Warranties. Each of Licensee and Akebia hereby represents and warrants to the other Party as of the Effective Date:

12.1.1    (a) It is a corporation or entity duly organized and validly existing under the laws of the state, municipality, provinces, administrative division, or other jurisdiction of its incorporation or formation; and (b) it has full power and authority and the legal right to own and operate property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.
12.1.2    The execution, delivery, and performance of this Agreement by it has been duly authorized by all requisite corporate action.
12.1.3    This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.
12.1.4    It has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with Third Parties.
12.1.5    The execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which it is bound.
12.1.6    It has not been debarred or suspended under 21 U.S.C. §335(a) or (b), is not the subject of a conviction described in Section 306 of the FD&C Act, has not been and is not excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, is not subject to OFAC sanctions or on the OFAC list of specially designated nationals, and is not subject to any similar sanction of any Governmental Authority in the Territory (“Debarred/Excluded”), and no proceeding that could result in it being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Product, any employee, subcontractor, consultant, agent, representative, or other person who has been Debarred/Excluded.
12.2    Additional Akebia Warranties. Except as set forth on Schedule 12.2, Akebia hereby represents and warrants as of the Effective Date to Licensee that:
12.2.1    Other than routine patent prosecution, there is no pending, or to Akebia’s Knowledge, threatened, litigation relating to it or any Affiliate that seeks to invalidate or challenge the enforceability of any of the Akebia Patent Rights set forth on Schedule 1.8 in the Territory, and no Third Party has challenged in writing, or, to the Knowledge of Akebia, has threatened to challenge, Akebia’s right to use and license the Akebia Know-How in the Territory.

12.2.2    To Akebia’s Knowledge, there is no use, infringement, or misappropriation of the Akebia Technology in the Territory in derogation of the rights granted to Licensee in this Agreement.
12.2.3    Other than routine patent prosecution, there are no claims asserted in writing, judgments, or settlements in effect against Akebia relating to the Akebia Patent Rights or the Akebia Know-How in the Territory.
12.2.4    Akebia and, to Akebia’s Knowledge, its contractors and consultants, have complied in all material respects with all Applicable Law, including GLP and GCP, in the Development and Manufacture of the Licensed Product prior to the Effective Date.
12.2.5    Akebia owns or Controls the rights, title, and interests in and to the Akebia Patent Rights set forth on Schedule 1.8 and licensed to Licensee pursuant to Section 2.1 (Grant of Licenses to Licensee).
12.3    Additional Licensee Warranties. Licensee hereby represents and warrants as of the Effective Date that:
12.3.1    Licensee has immediately available funds sufficient to cover Licensee’s financial obligations under this Agreement.
12.3.2    Licensee and its Affiliates have not, directly or indirectly, offered, promised, paid, authorized, or given to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in each case in any way related to this Agreement.
12.3.3    Licensee is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly, or indirectly, from this Agreement.
12.3.4    Licensee and its Affiliates are in compliance with all applicable global trade laws (including the Global Trade Control Laws), including those related to import controls, export controls, or economic sanctions. Licensee is not, nor is any of its Affiliates or its or their respective directors, officers, employees, agents, or representatives, or in the last five years was, a Restricted Party.
12.4    Additional Covenants. Licensee hereby covenants to Akebia:
12.4.1    It will, and will ensure that its Affiliates, comply with all Applicable Laws and, to the extent applicable, Professional Requirements, with respect to the performance of its obligations under this Agreement, including, as applicable, the Approved Labeling, the European Data Protection Directive 95/46/EC, the European General Data Protection Regulation (Regulation (EU) 2016/679), and any other applicable national data protection legislation.
12.4.2    It will not in the future offer, promise, pay, authorize, or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in each case in any way related to this Agreement.
12.4.3    Neither it nor its Affiliates will export, transfer, or sell the Licensed Product (a) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, unless the sale of the Licensed Product would be permissible if Licensee or its Affiliates or sublicensees were subject to OFAC’s jurisdiction, (b) to any other country or territory in which such activity would violate Applicable Law in the U.S., (c) to any Restricted Party unless the sale of the Licensed Product would be permissible if Licensee or its Affiliates or sublicensees was subject to OFAC’s jurisdiction, or (d) in such a manner that would violate the Global Trade Control Laws.
12.4.4    In performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
12.4.5    In performing under this Agreement, neither it nor its Affiliates shall engage in any activity, practice, or conduct that would constitute an offense under the Modern Slavery Act 2015 if such activity, practice, or conduct were carried out in the United Kingdom. It will not engage, in any capacity in connection with this Agreement or any ancillary agreements, any officer, employee, contractor, consultant, agent, representative, or other person who has been Debarred/Excluded. Licensee will inform Akebia in writing promptly if it or any person engaged by it or any of its Affiliates who is performing any obligations under this Agreement or any ancillary agreements is Debarred/Excluded, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to Licensee’s Knowledge, is threatened, pursuant to which Licensee, any of its Affiliates or any such person performing obligations hereunder or thereunder may become Debarred/Excluded.
12.5    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY AKEBIA ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
12.6    Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, LOSS OF PROFIT (EVEN IF DEEMED DIRECT DAMAGES) ARISING FROM OR RELATING TO THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.6 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 (INDEMNIFICATION BY AKEBIA) OR SECTION 14.2 (INDEMNIFICATION BY LICENSEE), DAMAGES AVAILABLE TO EITHER PARTY FOR THE OTHER PARTY’S BREACH OF ARTICLE XIII (CONFIDENTIALITY), OR DAMAGES AVAILABLE TO EITHER PARTY FOR THE OTHER PARTY’S FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO SECTION 17.2 (EXCLUSIVITY) OR AMOUNTS OWED BY EITHER PARTY HEREUNDER (INCLUDING

UNDER ARTICLE IX) (PAYMENTS), OR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY EITHER PARTY.
Article XIII
CONFIDENTIALITY
13.1    Duty of Confidence. Subject to the other provisions of this Article XIII (Confidentiality):
13.1.1    except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for [**] thereafter;
13.1.2    the Receiving Party will treat all Confidential Information provided by the Disclosing Party at a minimum, with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;
13.1.3    the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;
13.1.4    a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, licensees and sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, and sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such persons or entities are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement. Each Party will remain responsible for any failure by its Affiliates, licensees, and sublicensees, and its and its Affiliates’, licensees’, and sublicensees’ respective employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors, in each case, to treat such Confidential Information as required under this Section 13.1 (Duty of Confidence) (as if such Affiliates, licensees, sublicensees, employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors were Parties directly bound to the requirements of this Section 13.1 (Duty of Confidence)); and
13.1.5    each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.
13.2    Confidential Information. The Akebia Know-How will be the Confidential Information of Akebia notwithstanding the fact that such information may be developed or invented and disclosed to Akebia by Licensee. The Licensee Know-How will be the Confidential Information of Licensee. The Joint Know-How will be the Confidential Information of both Parties. Except as provided in Section 13.4 (Authorized Disclosures), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.
13.3    Exemptions. Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:
13.3.1    is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

13.3.2    is generally available to the public before its receipt from the Disclosing Party;
13.3.3    became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;
13.3.4    is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or
13.3.5    is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.
No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
13.4    Authorized Disclosures.
13.4.1    Permitted Circumstances. Notwithstanding the obligations set forth in Section 13.1 (Duty of Confidence), a Party may disclose the other Party’s Confidential Information (including this Agreement and only the specifically relevant terms herein) to the extent such disclosure is reasonably necessary in the following situations:
(a)disclosure to comply with the terms of any agreement with any Third Party under which Akebia or its Affiliates in-licensed any Akebia Technology;
(b)(i) the patent prosecution or enforcement of Akebia Patent Rights, Joint Patent Rights, or Licensee Patent Rights, in each case, as contemplated by this Agreement; or (ii) in connection with regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Product;
(c)disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Product to actual or bona fide potential investors, acquirers, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty monetization transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such persons or entities are bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article XIII (Confidentiality) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;
(d)such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission, or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party, unless a shorter time period is required by Applicable Law, no later than [**] in advance of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider any reasonable, timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 13.4.1(d) (Permitted Circumstances), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article XIII (Confidentiality) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least 10 years (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 13.4.1(d) (Permitted Circumstances); or
(e)disclosure pursuant to Section 13.7 (Publications), and Section 13.8 (Publication and Listing of Clinical Trials).
13.5    Confidential Treatment. Notwithstanding any provision to the contrary set forth in this Agreement, in each case of a disclosure to be made pursuant to Section 13.4.1(d) (Permitted Circumstances), where some or all of the terms of this Agreement are to be disclosed, Akebia will, to the extent reasonably possible, provide to Licensee a redacted version of this Agreement to be made in connection with any such disclosure, and Licensee will not disclose or provide any other redacted version hereof, unless such version has been approved in writing by Akebia, not to be unreasonably withheld, conditioned, or delayed. Subject to the foregoing, but notwithstanding any other provision to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.
13.6    Publicity; Use of Names.
13.6.1    Press Release. The Parties may each issue a press release announcing this Agreement, to be issued by the Parties on such date and time as may be agreed by the Parties. Other than such press releases and the public disclosures permitted by this Section 13.6 (Publicity; Use of Names), and Section 13.4 (Authorized Disclosures), the Parties agree that except as permitted under Section 13.6.2 (Disclosures by the Parties), the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed).
13.6.2    Disclosures by the Parties.
(a)Notwithstanding any provision to the contrary set forth in this Agreement, Akebia or its designees may publicly disclose (in written, oral, or other form): (i) the achievement of events requiring Milestone Payments under this Agreement (including the amount, payment, and timing of any such Milestone Payment); (ii) the commencement, completion, material data, or key results of any clinical trials for the Licensed Product conducted under this Agreement; and (iii) the receipt of Regulatory Approval or Reimbursement Approval for the Licensed Product.

(b)Notwithstanding any provision to the contrary set forth in this Agreement, Licensee its designees may publicly disclose (in written, oral, or other form), with prior notice to Akebia: (i) the achievement of events requiring Milestone Payments under this Agreement (including the amount, payment, and timing of any such Milestone Payment); (ii) with Akebia’s prior written approval, the commencement, completion, material data, or key results of any Territory-Specific Development for the Licensed Product conducted under this Agreement; and (iii) the receipt of Regulatory Approval or Reimbursement Approval within the Territory for the Licensed Product.
13.6.3    Use of Names. Other than the press releases described in Section 13.6.1 (Press Release) and the use of names in public disclosures permitted by Section 13.4 (Authorized Disclosures), the Parties agree that except as permitted under Section 13.6.2 (Disclosures by the Parties), each Party’s use of other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 13.6 (Publicity; Use of Names) will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). Except as permitted under this Section 13.6 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases. Licensee will include explanatory text such as “Licensed from Akebia” in all publicity, promotion, news releases, or disclosures relating to the Licensed Product or such other similar text provided by Akebia and reasonably acceptable to Licensee.
13.6.4    Repeated Disclosures. The Parties agree that after (a) the issuance of a disclosure or press release made in accordance with Section 13.6.1 (Press Release) or Section 13.4 (Authorized Disclosures), (b) the use of the other Party’s name or logo by a Party in presentations, its website, collateral materials, or corporate overviews to describe the collaboration relationship in accordance with Section 13.6.3 (Use of Names), or (c) use of the other Party’s name or logo by a Party in any taglines of press releases issued pursuant to Section 13.6.1 (Press Release) or Section 13.4 (Authorized Disclosures), in each case ((a) – (c)), the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release, other public announcement, or other materials remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a publication has been made available to the public, each Party may post such publication or a link to it on its corporate website without the prior written consent of the other Party, so long as the information in such publication remains true, correct, and the most current information with respect to the subject matters set forth therein. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party will use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators.
13.7    Publications. The JSC will review and discuss the plans of the Parties regarding planned publication in the Territory of Study Data or other clinical or non-clinical results relating to the Licensed Product. With respect to publication in any academic journal, authorship of any publication will be determined based on the accepted standards used in peer-reviewed, academic journals at the time of the proposed publication.
13.7.1    Publication of Licensee Controlled Study Data. Notwithstanding the forgoing, except for disclosures permitted pursuant to Section 13.4 (Authorized Disclosures), if Licensee

or its employees or consultants wishes to publish or present to any Third Party results of the Development work in the Territory, any research results or any Study Data, or other clinical information, in each case, related to the Licensed Product and Controlled by Licensee, then it will deliver to Akebia a copy of the proposed written publication or an outline of an oral disclosure as soon as practicable prior to submission for publication or presentation. Akebia will notify Licensee promptly after receipt of such proposed publication whether such draft publication contains (a) Confidential Information of Akebia, or (b) information that if published would have an adverse effect on a Patent Right. Akebia will have the right to (i) propose modifications to the publication or presentation for Patent Right reasons, trade secret reasons, confidentiality reasons, or business reasons, including reasons relating to the pricing or reimbursement of the Licensed Product outside the Territory or outside the Field, or (ii) request a reasonable delay in publication or presentation in order to protect patentable information. If Akebia requests a delay to protect patentable information, then Licensee will delay submission or presentation for a period not to exceed [**] to enable Patent Right applications protecting Akebia’s rights in such information to be filed in accordance with the terms of this Agreement. Upon expiration of such [**], Licensee will be free to proceed with the publication or presentation. If Akebia requests modifications to the publication or presentation to prevent disclosure of trade secret or proprietary business information, then Licensee will edit such publication to prevent the disclosure of such information prior to submission of the publication or presentation.
13.7.2    Licensee Publication of Akebia Study Data. With respect to any Study Data Controlled by Akebia that Licensee may receive pursuant to Section 5.4.1 (Rights Granted to Licensee) herein, neither Licensee, nor its employees or consultants, shall publish or present such Study Data to any Third Party without first giving Akebia the opportunity to review such publications in accordance with Section 3.1.4(d).
13.8    Publication and Listing of Clinical Trials. With respect to the listing of clinical trials or the publication of clinical trial results for the Licensed Product and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) the ICH Guidelines for Good Clinical Practice and the Principles for Responsible Clinical Trial Data Sharing adopted by the European Federation of Pharmaceutical Industries and Associations, and (c) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party, each as applicable. The Parties agree that any such listings or publications made pursuant to this Section 13.8 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 13.7 (Publications).
Article XIV
INDEMNIFICATION
14.1    Indemnification by Akebia. Akebia will indemnify, hold harmless, and defend Licensee and its Affiliates and their respective, directors, officers, employees, and agents (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) the breach by Akebia or its Affiliates, contractors, or licensees (other than Licensee) of any obligation, representation, warranty, obligation, or covenant set forth in this Agreement, (b) the failure to comply with Applicable Law by or on behalf of Akebia, or its Affiliates, contractors, or licensees (other than Licensee) and (c) the negligence or willful misconduct of any Akebia Indemnitee. Notwithstanding the foregoing, Akebia will not have any obligation to indemnify the Licensee Indemnitees to the extent that any Losses arise out of the negligence or willful misconduct of any Licensee Indemnitee or any breach of this Agreement by Licensee.

14.2    Indemnification by Licensee. Licensee will indemnify, hold harmless, and defend Akebia and its Affiliates, and their respective directors, officers, employees, and agents (the “Akebia Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) the breach by Licensee or its Affiliates, contractors, or sublicensees of any obligation, representation, warranty, obligation, or covenant set forth in this Agreement, (b) the Exploitation of the Licensed Product by or on behalf of Licensee or its Affiliates or sublicensees, (c) Licensee’s failure to undertake any Product Withdrawal or Limited Recall in the Territory in accordance with Section 11.4.3 (Voluntary Withdrawal or Recall in the Territory), and (d) the negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding the foregoing, Licensee will not have any obligation to indemnify the Akebia Indemnitees to the extent that any Losses arise out of the negligence or willful misconduct of any Akebia Indemnitee or any breach of this Agreement by Akebia.
14.3    Indemnification Procedure. Each Party, if seeking indemnification under this Article XIV (Indemnification) (the “Indemnified Party”), will give written notice of the claim to the other Party (the “Indemnifying Party”) no later than [**] after becoming aware of the claim; provided, however, that any failure or delay in providing such notice will not relieve the Indemnifying Party of its indemnification obligation, except to the extent it is actually prejudiced by such failure or delay. Each Party will promptly furnish to the other Party, copies of all papers and official documents received in respect of any Losses. The Indemnifying Party will have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that an Indemnified Party will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. If the Indemnifying Party does not assume the defense of the indemnification claim as described in this Section 14.3 (Indemnification Procedure), then the Indemnified Party may defend the indemnification claim but will have no obligation to do so. The Indemnified Party will not settle or compromise the indemnification claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party will not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnified Party’s interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent Rights, Confidential Information, or other rights licensed to Licensee by Akebia hereunder), without the prior written consent of the Indemnified Party, which consent, in each case (by the Indemnifying Party or Indemnified Party, as the case may be), will not be unreasonably withheld. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party all pertinent information under the control of the Indemnified Party, which information will be subject to Article XIII (Confidentiality). The Indemnifying Party will not be liable for any settlement or other disposition of Losses by the Indemnified Party if such settlement is reached without the written consent of the Indemnifying Party pursuant to this Section 14.3 (Indemnification Procedure).
14.4    Insurance. Licensee will, at its own expense, obtain and maintain insurance with respect to the Development and Commercialization of the Licensed Product under this Agreement in such amount and subject to such deductibles and other limitations as biopharmaceutical companies customarily maintain with respect to the Development, and Commercialization of similar products in their respective territories. Licensee will provide a copy of such insurance policy to Akebia upon request.
Article XV
TERM AND TERMINATION
15.1    Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article XV (Term and Termination), will expire upon the expiration of all payment obligations hereunder in the last country in the Territory (the “Term”).

15.2    Termination for Breach. Subject to the terms and conditions of this Section 15.2 (Termination for Breach), a Party (the “Non-Breaching Party”) will have the right, in addition to any other rights and remedies, to terminate this Agreement, in its entirety in the event the other Party (the “Breaching Party”) is in material breach of any of its obligations under this Agreement. The Non-Breaching Party will first provide written notice to the Breaching Party, which notice will identify with particularity the alleged breach and state the Non-Breaching Party’s intent to terminate this Agreement if such breach is not cured. With respect to material breaches of any payment provision hereunder, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach. With respect to all other breaches, the Breaching Party will have a period of [**] after such written notice is provided to cure such breach. The waiver by either Party of any breach of any term or condition of this Agreement will not be deemed a waiver as to any subsequent or similar breach. The Parties stipulate and agree that a breach of Licensee’s diligence obligations set forth under Section 7.5 (General Commercialization Efforts) will be considered a material breach of a material obligation under this Agreement for purposes of this Section 15.2 (Termination for Breach).
15.3    Termination by Licensee for Convenience. Commencing on the date that is 12 months following the Effective Date, Licensee may terminate this Agreement in its entirety by providing written notice to Akebia thereof, which termination will be effective 12 months following the date of such notice; provided, however, that such 12-month notice period may be shortened by Akebia in its sole discretion.
15.4    Termination by Akebia Upon Patent Challenge. Except to the extent unenforceable under Applicable Law, Akebia may terminate this Agreement by providing written notice of termination to Licensee if Licensee, its Affiliates or its sublicensees (individually or in association with any other person or entity) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Akebia Patent Right or Joint Patent Right, or any foreign counterpart thereof anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”). In the event of such a Patent Challenge, Akebia will provide prompt written notice of such Patent Challenge to Licensee, and Akebia may terminate this Agreement by providing written notice of such termination to Licensee. If Akebia reasonably believes that termination of this Agreement pursuant to this Section 15.4 (Termination by Akebia Upon Patent Right Challenge by Licensee) is not an available remedy under Applicable Law, then in lieu of such termination, Akebia may instead [**] by providing written notice of such election to Licensee. If Akebia elects the foregoing [**] would be Akebia’s sole and exclusive remedy for such Patent Challenge. The Parties hereby stipulate and agree that the damages that Akebia would suffer as a result of such a Patent Challenge would be uncertain in amount and difficult to prove, and therefore the foregoing [**] is a reasonable liquidated damages remedy and not a penalty. As used herein, a Patent Challenge includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Right; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (d) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country or region; or (e) any foreign equivalent of clauses (a), (b), (c), or (d).
15.5    Termination by Written Agreement. This Agreement may be terminated in its entirety upon the written agreement of Akebia and Licensee.
15.6    Effects of Expiration.
15.6.1    Non-Exclusive License to Licensee; Rights of Reference. Following expiration (but not termination) of the Term, on a country-by-country basis, all licenses granted to Licensee and Akebia under this Agreement will become non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free (subject to Section 15.7.2 (Trademark License and Royalty)), and freely sublicensable, and the rights of reference granted to each Party under Section 5.4 (Rights of Reference; Further Assurance) will survive.

15.6.2    Trademark License and Royalty. If Licensee uses any Product Mark or Akebia Housemark in connection with the Commercialization of the Licensed Product in any country in the Territory following the expiration of the Term, then the licenses granted to Licensee under Section 7.8.5 (Trademark License) to use the Product Marks and Akebia Housemarks will remain non-exclusive as provided in Section 15.6.1 (Non-Exclusive License to Licensee; Rights of Reference) but will bear a royalty of [**]% of Net Sales in each country in the Territory in which Licensee uses the Product Marks or Akebia Housemarks in connection with such Commercialization of the Licensed Product.
15.7    Effects of Termination. In the event of any termination of this Agreement (but not expiration), the following will apply:
15.7.1    Termination of Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by Akebia to Licensee under the Akebia Technology and Joint Technology will terminate and all sublicenses granted and subcontractors engaged by Licensee will also terminate, and except as expressly set forth in this Section 15.8 (Effects of Termination), Licensee will not, and will cause its Representatives to not, Exploit the Licensed Product following the effective date of termination of this Agreement.
15.7.2    Rights of Reference. On a terminated country-by-terminated country basis, the right of reference granted to Licensee pursuant to Section 5.4 (Rights of Reference; Further Assurances) will terminate in such country. The right of reference granted to Akebia pursuant to Section 5.4 (Rights of Reference; Further Assurances) will survive.
15.7.3    Return of Confidential Information. Upon termination of this Agreement in all countries in the Territory, Licensee will cease using the Akebia Technology and will return to Akebia or destroy all copies of any documents containing any Akebia Know-How. Each Party will return or destroy all Confidential Information of the other Party in its possession upon expiration or termination of this Agreement at the disclosing Party’s election and written request. The Receiving Party will provide a written confirmation of such destruction within [**] of such request; provided, however, that the foregoing will not apply to any (a) Confidential Information that is necessary to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination or expiration of this Agreement, or (b) copies of any Confidential Information on a Receiving Party’s standard back-up servers (which shall not be accessed or restored by the Receiving Party).
15.7.4    License Grants to Akebia. On a terminated country-by-terminated country basis, Licensee hereby grants and agrees to grant to Akebia with effect from the effective date of termination, an exclusive, fully paid-up, worldwide, perpetual, irrevocable right and license, with the right to grant sublicenses through multiple tiers, under any Licensee Technology, in each case, to Exploit the Licensed Product. If Licensee is unable to sublicense any Patent Rights or Know-How owned by Third Parties to Akebia pursuant to this Section 15.7.4 (License Grants to Akebia) without the consent of the Third Party, then Licensee undertakes, on request from Akebia, to use reasonable efforts to procure such licenses on behalf of Akebia in as far as it is able to do so, and Akebia will pay such fees and agree to be bound by the terms agreed between Akebia and the Third Party licensor.
15.7.5    Appointment as Exclusive Distributor. On a terminated country-by-terminated country basis, if the Licensed Product is being Commercialized by Licensee in any country in the Territory as of the effective date of termination in such country, then, at Akebia’s election (in its sole discretion), until such time as all Regulatory Approvals with respect to the Licensed Product in such country have been assigned and transferred to Akebia, either (a) Licensee will appoint Akebia or its designee as its exclusive distributor of the Licensed Product in such country and grant Akebia or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Licensee or any of its Affiliates and a Third Party, or (b) Licensee will have the continued right to sell the Licensed Product in such country from its inventory; provided, however, that Licensee’s obligations under this Agreement with respect to all Licensed Product that Licensee sells, including the obligation to remit royalties to Akebia hereunder, will continue in full force and effect during such period.
15.7.6    Protection of Akebia Know-How. To protect the substantial and proprietary Know-How transferred by Akebia to Licensee under this Agreement, on a terminated country-by-terminated country basis Licensee will not commercialize a Competing Product within such terminated country for a period of [**] from the effective date of termination within such terminated country. Licensee will ensure that its activities that are ongoing under this Agreement are kept separate from activities related to Competing Products in each terminated country, including through the use of internal firewalls. (‘Commercialize’ in this context includes any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a Competing Product, and interacting with Regulatory Authorities following Regulatory Approval in the applicable country or region for such Competing Product regarding the foregoing, including seeking any required Reimbursement Approval.)
15.7.7    Assignment and Disclosure. On a terminated country-by-terminated country basis, Licensee will promptly and will cause its Representatives to (and in any event within [**] after the effective date of termination) and hereby does: (a) assign and transfer to Akebia or its designee all of Licensee’s and its Representatives’ rights, title, and interests in and to (i) all Regulatory Submissions, Regulatory Approvals, clinical trial agreements, and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, and Study Data (to the extent in Licensee’s and its Representatives’ Control), in each case, relating to the Licensed Product and that are necessary or reasonably useful for the Development or Commercialization of the Licensed Product, and (ii) to the extent assignment pursuant to clause (i) is delayed or is not permitted by the applicable Regulatory Authority, permit Akebia to cross-reference and rely upon any Regulatory Submissions and Regulatory Approvals filed by Licensee and its Representatives with respect to the Licensed Product, (b) disclose to Akebia all documents that are controlled by Licensee and its Representatives or that Licensee and its Representatives are able to obtain using reasonable efforts, and that embody the foregoing, (c) subject to Licensee’s and its Representatives’ confidentiality obligations to Third Parties, provide to Akebia for its review unredacted copies of all clinical trial agreements, manufacturing and supply agreements, distribution agreements (to the extent assignable and not cancelled), and confidentiality and other agreements, in each case, relating to the Licensed Product and that are necessary or reasonably useful for the Exploitation of the Licensed Product, and, following such review, upon Akebia’s request and solely to the extent permitted under the terms of such agreements, assign and transfer to Akebia or its designee all of Licensee’s and its Representatives’ rights, title, and interests in and to any such agreements. If such agreement is not assignable, then Licensee will and will cause its Representatives to cooperate with Akebia in all reasonable respects to secure the consent of the applicable Third Party to such assignment or to cause such Third Party to enter into a separate agreement with Akebia on terms substantially similar to those granted to Licensee or such Representative, as applicable, (d) disclose to Akebia or its designee all data, information, documents, records, and materials related to the Licensed Product that are controlled by Licensee or that Licensee is able to obtain using reasonable efforts, and that embody the foregoing, and (e) assign and transfer to Akebia or its designee all of Akebia’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Licensed Product and copyrights and any registrations for the foregoing. Licensee will and will cause its Representatives to take all steps necessary to transfer ownership of all such assigned agreements and other assets to Akebia, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Akebia) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory

Submission and Regulatory Approval. To the extent that any agreement or other asset described in this Section 15.7.7 (Assignment and Disclosure) is not assignable by Licensee or its Representatives, then such agreement or other asset will not be assigned, and upon the request of Akebia, Licensee will and will cause its Representatives to take such steps as may be necessary to allow Akebia to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Licensee or such Representative has the right and ability to do so. In addition, upon Akebia’s written request, Licensee will and will cause its Representatives, at Licensee’s cost and expense, provide to Akebia copies of all substantive related documentation, including non-clinical, preclinical, and clinical data that are held by or reasonably available to Licensee and its Representatives. The Parties will discuss and establish appropriate arrangements with respect to safety data exchange, provided that Akebia will assume all safety and safety database activities with respect to the Licensed Product no later than [**] after the effective date of termination of this Agreement. In addition, on a terminated country-by-terminated country basis, Licensee will and will cause its Representatives to promptly assign and transfer to Akebia or its designee, as of the effective date of termination in such country, all of Licensee’s and its Representatives’ rights, title, and interests in and to all domain names associated with the Product Marks used in such terminated country (to the extent that they are owned by Licensee or its Affiliates and not used in any non-terminated country in the Territory), and will promptly (in any event, within [**] after the effective date of termination) provide to Akebia all login and password information necessary to maintain such domain names. In furtherance of the assignment of Regulatory Submissions and Regulatory Approvals and other data pursuant to this Section 15.7.7 (Assignment and Disclosure), Licensee will and will cause its Representatives to appoint Akebia as Licensee’s and its Representatives’ agent for all Licensed Product-related matters involving Regulatory Authorities until all Regulatory Approvals, Regulatory Submissions, and other governmental or regulatory filings that are not then in Akebia’s or its Affiliate’s name have been assigned to Akebia or its designee. In the event of failure to obtain such assignment, Licensee hereby consents and grants, and will cause its Representatives to consent and grant, to Akebia the right to access and reference (without any further action required on the part of Licensee and its Representatives, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to the Licensed Product. The costs associated with the assignments set forth in this Section 15.7.7 (Assignment and Disclosure) will be borne by Licensee.
15.7.8    Wind Down and Transition. Licensee will be responsible, at its own cost and expense, for the wind-down of Licensee’s and its Affiliates’ and its sublicensees’ Exploitation of the Licensed Product. Licensee will, and will cause its Affiliates and sublicensees to, reasonably cooperate with Akebia to facilitate orderly transition of the Exploitation of the Licensed Product to Akebia or its designee, including (a) assigning or amending as appropriate, upon request of Akebia, any agreements or arrangements with Third Party vendors (including distributors) to Exploit the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to Akebia, reasonably cooperating with Akebia to arrange to continue to provide such services for a reasonable time after termination of this Agreement with respect to the Licensed Product; and (b) to the extent that Licensee or its Affiliate is performing any activities described in the foregoing clause (a), reasonably cooperating with Akebia to transfer such activities to Akebia or its designee and continuing to perform such activities on Akebia’s behalf for a reasonable time after termination of this Agreement with respect to the Licensed Product until such transfer is completed. 15.3.13.    Further Assistance. Licensee will provide any other assistance or take any other actions, in each case, reasonably requested by Akebia as necessary to transfer to Akebia the Exploitation of the Licensed Product, and will execute all documents as may be reasonably requested by Akebia in order to give effect to this Section 15.8 (Effects of Termination).
15.8    Survival; Accrued Rights. The following Articles and Sections of this Agreement will survive expiration or early termination for any reason: Article I (Definitions); Section 2.3 (Grant of

Licenses to Akebia); Section 2.4 (Rights of Akebia to Grant Sublicenses); Section 9.3.4 (Royalty Payments and Reports) (but only with respect to Net Sales made during the Term); Section 9.4 (Accounting; Audit) (but only with respect to payment obligations accruing during the Term and only for a period of [**] after expiration or termination); Section 9.8 (Late Payment; Disputed Payment) (but only with respect to payment obligations accruing during the Term); Section 10.1 (Akebia Intellectual Property); Section 10.2 (Licensee Intellectual Property); Section 10.3 (Joint Technology); Section 12.6 (Limitation of Liability); Article XIII (Confidentiality); Article XIV (Indemnification) (excluding Section 14.4 (Insurance)); Section 15.7 (Effects of Expiration); Section 15.7 (Effects of Termination); Section 15.8 (Survival; Accrued Rights); Article XVI (Dispute Resolution; Governing Law); Section 17.1 (Assignment); Section 17.5 (Entire Agreement; Amendment); Section 17.6 (Severability); Section 17.7 (Notices); Section 17.10 (Agency); Section 17.11 (No Waiver); Section 17.12 (No Strict Construction); Section 17.14 (Cumulative Remedies); and Section 17.16 (Counterparts). In addition, Section 5.4.2 (Rights Granted to Akebia) and Section 5.4.3 (Further Assurances) will survive the expiration (but not termination) of this Agreement. In any event, expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.
15.9    Cumulative Remedies; Termination Not Sole Remedy. Except for Akebia’s exercise of its rights under Section 15.4 (Termination by Akebia Upon Patent Challenge) to obtain the sole and exclusive remedy of increasing the Milestone Payments and Royalty Payments as liquidated damages if Akebia determines that termination is not an available remedy in the event of Licensee’s Patent Challenge, no other remedies referred to in this Agreement are intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law. Without limiting the generality of the foregoing, termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding any provision to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.
Article XVI
DISPUTE RESOLUTION; GOVERNING LAW
16.1    Executive Officers; Disputes. Each Party will ensure that an Executive Officer is designated for such Party at all times during the Term for dispute resolution purposes, and will promptly notify the other Party of any change in its designated Executive Officer. Except as expressly set forth in this Agreement, including matters subject to resolution under Section 3.2 (Decision-Making and Committee Dispute Resolution), in the event of a dispute arising under this Agreement between the Parties, the Parties will refer such dispute to their respective Executive Officer, and such Executive Officers or designees will attempt in good faith to resolve such dispute.
16.2    Arbitration. If the Parties are unable to resolve a given dispute within [**] after referring such dispute to the designated Executive Officers pursuant to Section 16.1 (Executive Officers; Disputes), then, other than a dispute with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights under this Agreement (unless otherwise agreed by the Parties), either Party may have such dispute settled by binding arbitration in the manner described below:
16.2.1    Arbitration Request. If a Party intends to begin an arbitration proceeding to resolve a dispute arising under this Agreement, then such Party will provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods within which a Party must cure a breach of this Agreement will be suspended with respect to the subject matter of the dispute.
16.2.2    Additional Issues. Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

16.2.3    Arbitration Procedure. Except as expressly provided in this Agreement, any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, will be referred to and finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules as then in effect, which rules are deemed to be incorporated by reference into this Section 16.2.3 (Arbitration Procedure). There will be one arbitrator, and such arbitrator will be chosen pursuant to the AAA Rules. The seat, or legal place, of arbitration will be New York, New York, or such other venue as the Parties agree. The language to be used in the arbitral proceedings will be English. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS SECTION 16.2.3 (ARBITRATION PROCEDURE) EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ARBITRABLE CONTROVERSY OR CLAIM. The Parties hereby agree that the arbitrator has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator deems reasonable and necessary with or without petition therefor by the Parties as well as the final ruling and judgment. All rulings by the arbitrator will be final. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Nothing in this Agreement will prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, Know-How, or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, then any arbitrator chosen hereunder will have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals. The Parties agree that arbitration of any dispute will be confidential, and all claims, proceedings, and evidence provided in the arbitration and all decisions of the arbitrators will be considered the Confidential Information of both Parties under this Agreement.
16.3    Intellectual Property Disputes. Notwithstanding Section 16.2 (Arbitration), if a dispute arises with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 16.1 (Executive Officers; Disputes), then such dispute will not be submitted to an arbitration proceeding in accordance with Section 16.2 (Arbitration), unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
16.4    Choice of Law; English Language. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of England and Wales, exclusive of its conflicts of laws principles. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control.
Article XVII
MISCELLANEOUS
17.1    Assignment. Neither Party may assign this Agreement and the licenses herein granted without the other Party’s prior written consent unless such assignment is to (a) a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other transaction, in which case the assigning Party will provide written notice to the other Party and need not obtain the other Party’s consent, or (b) an Affiliate of such Party, in which case the assigning Party need not obtain the other Party’s consent; provided that the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee. In addition, and notwithstanding the foregoing, Akebia may assign its right to receive payments under this Agreement as part of a royalty factoring transaction undertaken for bona fide financing purposes. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. Any assignment in violation of this Section 17.1 (Assignment) will be null, void, and of no legal effect. This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.
17.2    Exclusivity. Neither Licensee nor its Affiliates will, directly or indirectly, Commercialize (or authorize any Third Party to Commercialize) any Competing Product in such country in the Territory during the Term and for [**] following expiration or termination of this Agreement.
17.3    Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will continue only so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. When the Force Majeure no longer exists, the affected Party must promptly resume performance. For purposes of this Agreement, “Force Majeure” will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure affecting such Party. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon as reasonably practicable under the circumstances. Throughout the duration of the Force Majeure event, the affected Party will update such notice to the other Party on a [**] basis, or more frequently if requested by the other Party, to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume. In any event, if a Party’s failure to perform its obligations under this Agreement as a result of a Force Majeure event continues for longer than [**], then the other Party may terminate this Agreement by providing written notice to the Party affected by the Force Majeure event.
17.4    Injunctive Relief. Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this Agreement, that any such breach may result in irreparable harm to such other Party, and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.
17.5    Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof (including that certain Confidential Disclosure Agreement between the Parties dated [**] (“Confidential Disclosure Agreement”)); provided that all information shared by the Parties pursuant to the Confidential Disclosure Agreement will be Confidential Information under this Agreement, and the use and disclosure thereof will be governed by Article XIII (Confidentiality). This Agreement will not be modified, or amended, except by another agreement in writing executed by the Parties.
17.6    Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement will remain in force, in all other respects and all other jurisdictions; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article XVI (Dispute Resolution; Governing Law).
17.7    Notices. Except as expressly provided otherwise in this Agreement, any notice or report required or permitted to be given under this Agreement will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):
If to Akebia:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: Chief Executive Officer
Email: [**]

With a copy to (which will not constitute notice for purposes of this Agreement):
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: General Counsel
Email: [**]

If to Licensee:
Dr. Dr. Richard Ammer
CEO, Managing Owner
[**]

With a copy to (which will not constitute notice for purposes of this Agreement):
Andreas Kellermann LL.M (Wellington)
Global Head of Legal & IP
[**]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.
17.8    Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

17.9    Performance by Affiliates. Notwithstanding anything to the contrary set forth herein, either Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
17.10    Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.
17.11    No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party.
17.12    No Strict Construction. This Agreement has been prepared jointly by the Parties and will not be strictly construed against either Party.
17.13    Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.
17.14    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
17.15    Interpretation. (a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) this Agreement will be construed as if both Parties drafted it jointly, and will not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (i) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) the word “or” will not be exclusive; (l) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; and (m) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations.
17.16    Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.
AKEBIA THERAPEUTICS, INC.    AKEBIA THERAPEUTICS, INC.
By: _/s/ John P. Butler_________________    By: /s/ David Spellman________________
Name: John P. Butler __________________    Name: David Spellman _________________
Title: President & Chief Executive Officer__    Title: Senior Vice President, Chief Financial Officer & Treasurer______
MEDICE Arzneimittel Pütter GmbH & Co. KG
By: _/s/ Richard Ammer, MD, PhD_______
Name: __ Richard Ammer, MD, PhD______
Title: _CEO/Managing owner MEDICE___